Exhibit 99.1

4th Quarter 2008

AIMCO

Apartment Investment and Management Company

Greenspoint at Paradise Valley
Phoenix, Arizona

Apartment Investment and Management Company
Announces Fourth Quarter and Full Year 2008 Results and 2009 Outlook
Denver, Colorado - February 6, 2009
Apartment Investment and Management Company (Aimco) (NYSE:AIV) today announced results for the fourth quarter and full year 2008, and its outlook for 2009.
2008 Highlights
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Funds From Operations (FFO, as defined below) — FFO, before real estate impairment losses, net preferred redemption gains and non-recurring charges incurred during the fourth quarter 2008, was at the mid-point of guidance established in the third quarter of 2008 of $2.36 per share, as adjusted for shares issued in connection with the payment of special dividends on December 1, 2008 and January 29, 2009. Non-recurring charges incurred during the fourth quarter reduced 2008 FFO by $0.72 per share. Details of non-recurring charges are included in the table on the following page.

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Same Store Results (as defined below) — When comparing fourth quarter 2008 to fourth quarter 2007, Same Store property operations generated net operating income growth of 4.2%, with revenue growth of 1.0% and expense declines of 4.0%. Full year 2008 net operating income was 3.5% higher than full year 2007, with revenue growth of 2.1% and expense declines of 0.1%.

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Property Sales — During the fourth quarter 2008, Aimco sold a total of 65 properties for $807.5 million, generating $298.4 million in net proceeds to Aimco, after distributions to limited partners, repayment of existing property debt and transaction costs. During the full year 2008, Aimco sold a total of 155 properties for $2.6 billion, generating net proceeds to Aimco of $1.0 billion.

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Asset Allocation and Rents — During the full year 2008, Aimco exited six markets and increased its allocation of capital to its target markets from 80% at December 31, 2007, to 85% at December 31, 2008. Aimco’s improved asset allocation has resulted in an increase in rents for Aimco’s conventional communities of 11% to an average of $1,032 for the fourth quarter 2008, compared to $931 for the fourth quarter 2007.

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Redevelopment and Capital Spending — During the full year 2008, Aimco reinvested in its properties with its share of total conventional redevelopment expenditures of $226.3 million and its share of capital replacement and capital improvement expenditures of $101.4 million and $124.9 million, respectively.

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Corporate Debt Reductions — During the fourth quarter 2008, Aimco prepaid in full $75.0 million of corporate term debt that was due in September 2009. In January 2009, Aimco prepaid an additional $50.0 million of corporate term debt, leaving a $350.0 million balance due March 2011.

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Share Repurchases and Dividends — During the full year 2008, Aimco returned cash to common stockholders of approximately $685.8 million with $212.3 million paid as cash dividends and $473.5 million as the repurchase of shares. Since Aimco began repurchasing shares during the third quarter 2006, the company has repurchased approximately 24% of its outstanding shares. When retroactively adjusted for shares issued in 2008 and 2009 in connection with the payment of special dividends, Aimco has effectively repurchased shares at an equivalent average cost of $27.19 per share.

•
Restructuring and General and Administrative (G&A) Reductions — In connection with 2008 property sales and expected reduction in redevelopment and transactional activities, Aimco initiated an organizational restructuring during the fourth quarter that resulted in a total charge of $22.8 million, or $20.5 million net of tax. The charge included costs related to severance, abandoned office space, discontinued redevelopment projects and terminated acquisitions. Further details of the scope and effect of the restructuring are discussed in the 2009 Outlook and Additional Financial Information below.

AIMCO 4th Quarter 2008	Page 2

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Real Estate and Other Impairments — During the fourth quarter 2008, Aimco determined that in the current economic environment, the total carrying amount of certain real estate assets was no longer probable of recovery and, accordingly, recognized total impairment losses of $126.4 million or $89.8 million net of tax. Of the $126.4 million charge, $14.5 million related to real estate sold or deemed held for sale during the fourth quarter of 2008, $4.5 million ($4.0 million net of tax) related to real estate held for use at year end, $85.4 million ($55.6 million net of tax) was associated with the impairment of Aimco’s Lincoln Place property, $5.7 was associated with Aimco’s Treetops property, and $16.3 million ($10.0 million net of tax) was related to Aimco’s investment in Casden Properties LLC. The impairments associated with Lincoln Place, Treetops and Casden Properties LLC were described in an announcement issued by Aimco on January 28, 2009, and are discussed further in the Additional Financial Information below.

	FFO PER SHARE
	Fourth	Full Year
	Quarter 2008	2008
2008 FFO per share before operating real estate impairment losses and preferred redemption gains	$(0.21)	$1.64
Non-recurring charges, net of tax and minority interest in Aimco Operating Partnership:
Land impairments	0.49	0.46
Investment impairment	0.08	0.07
Restructuring charges	0.16	0.15
Other fourth quarter 2008 non-recurring charges	0.04	0.04

Total non-recurring charges	0.77	0.72

2008 FFO per share before operating real estate impairment losses, preferred redemption gains and fourth quarter 2008 non-recurring charges	$0.56	$2.36

Mid-point of 2008 FFO per share guidance, including hurricane casualty losses	$0.57	$2.36

2009 Outlook
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Property Operations — Aimco will continue to provide quality, well-maintained apartment homes and superior customer service to our residents. Aimco will emphasize customer retention and tight expense control during 2009, with full year Same Store net operating income growth projected to be between zero and -5.0%.

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Property Sales and Asset Allocation — As Aimco continues to increase its allocation of capital to well located properties within its target markets, it expects to sell approximately $2.0 billion of non-target conventional and affordable assets over the next two years or as market conditions allow.

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Redevelopment — Given the current economic environment, Aimco plans to reduce its conventional redevelopment spending from $242.6 million for the full year 2008 to a range of $50.0 to $75.0 million for the full year 2009. Aimco intends to complete certain existing projects and will undertake new projects only to the extent they meet higher return thresholds and are funded with incremental property debt supported by the value created. Additionally, Aimco intends to reduce tax credit redevelopment spending by approximately 68% from $117.4 million for the full year 2008 to $30.0 to $45.0 million for the full year 2009.

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Investment Management Income — Aimco expects investment management income, net of tax, to decline from $77.2 million for the full year 2008, to a range of $36.0 to $40.0 million, net of tax, for the full year 2009, primarily as a result of reduced promote income. Approximately 50% of projected 2009 investment management income, net of tax, is expected to be generated by recurring income from asset management activities and deferred tax credit income.

AIMCO 4th Quarter 2008	Page 3

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Balance Sheet and Liquidity — Aimco continues to focus on maintaining a sound balance sheet with balanced sources and uses of cash, ample liquidity and coverage ratios adequate to satisfy bank debt covenants:

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Annual sources and uses of cash are expected to balance as a result of reduced redevelopment investment and capital expenditures, organizational restructuring resulting in reduction of costs and a cash dividend adjustment from $2.40 per share per year to $1.00 per share per year, which is described in additional detail below;

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Aimco’s exposure to property debt refunding is limited to its share of maturities of $273.9, $279.9 and $102.3 million in 2009 through 2011, respectively, with an average balance per loan of $17.2 million at maturity. In 2009 through 2011, 38 property loans mature and Aimco expects to refinance a number of such loans in the first half of 2009;

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Having prepaid $75.0 million of term debt due in September 2009 and $50.0 million of term debt due in March 2011, Aimco expects to reduce its corporate debt obligations further by using proceeds from property sales and retained cash from operations to prepay some or all of the $350.0 million balance of term debt that is due in March 2011; and

•	Aimco expects to maintain Debt Service Coverage and Fixed Charge Coverage ratios in excess of bank compliance levels.
•
Reductions in Force and Cost Savings — As a result of the restructuring, Aimco plans to eliminate approximately 300 jobs on or before March 1, 2009, with reductions in staffing within corporate, redevelopment and construction services, property management and investment management functions. Staffing levels onsite at Aimco’s communities have not been affected by the restructuring. As a result of the restructuring, Aimco expects to realize approximately $70.0 million of cash savings for the full year 2009 when compared to full year 2008, with a full year 2009 benefit to FFO of approximately $33.0 million. Aimco expects to realize an annualized FFO benefit of $36.0  to $38.0 million. Additional reductions may be made in 2009 as Aimco continues to adjust its cost structure to reflect the size of its portfolio and the current economic environment.

In addition, approximately 780 onsite jobs were eliminated in connection with corresponding 2008 property sales.
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Adjustment to Regular Dividend — In response to current market conditions and Aimco’s decision to retain cash for deleveraging and accretive investment activities, including the repurchase of Aimco’s common and preferred shares, Aimco intends to adjust the regular dividend from $0.60 per share per quarter to $0.25 per share per quarter, or an annual amount of $1.00 per share, effective with the dividend expected to be paid in the second quarter 2009.

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FFO Outlook — For the first quarter 2009, FFO before operating real estate impairment losses and preferred redemption charges, including the effect of shares issued in connection with the special dividend paid on January 29, 2009, is expected to range from $0.30 to $0.36 per share. Full year 2009 FFO is expected to range from $1.65 to $1.95 per share. Lower expected results are due to a number of factors including: an estimated zero to negative 5% change in Same Store net operating income; a reduction in promote income; lower interest income; and a decline in FFO associated with the sales of non-core assets in 2008 relative to the use of proceeds which included repurchases of stock, delevering of the balance sheet and other corporate uses. These variances are partially offset by reduced overhead expenses.

Management Comments
Chairman and Chief Executive Officer Terry Considine comments: “2008 was a year of contrasts. Even as Aimco executed its operating plans, including returning $686 million cash to common stockholders, the external environment worsened and has now turned quite grim. We are building financial dry powder by reducing our redevelopment spending and selling properties. We are paying down our corporate debt. We have reviewed the value of land held for development and taken appropriate impairments. Also, we have imposed a thoughtful and disciplined reduction in all costs not directly related to serving customers. We expect 2009 to be quite challenging and we are making every effort to be prepared to weather its storms.”
Chief Financial Officer Tom Herzog adds: “Full year 2008 FFO before operating real estate impairment losses and non-recurring charges was at the mid-point of guidance of $2.36 per share, as adjusted for the December 2008 and January 2009 special dividends. As we look toward 2009, our liquidity remains sound and we continue to maintain a safe balance sheet. Our full year 2009 FFO guidance is $1.80 per share at the mid-point.”

AIMCO 4th Quarter 2008	Page 4

Fourth Quarter and Full Year 2008 Financial Results
In accordance with Generally Accepted Accounting Principles (GAAP), all previously reported share and per share data have been adjusted to take into account the special dividends paid on August 29, 2008, December 1, 2008, and January 29, 2009, which resulted in the issuance of approximately 5.7 million, 12.6 million and 15.6 million additional shares of Aimco’s Class A Common Stock, respectively.
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Net loss attributable to common stockholders for the quarter was $5.4 million, compared with a loss of $26.6 million for the fourth quarter 2007. Higher results were driven primarily by higher property operating income of $13.5 million and higher gains on sales of real estate (including gains on sales of real estate within discontinued operations) of $161.5 million, offset by operating real estate impairment losses (including operating real estate impairment losses within discontinued operations) of $13.3 million, real estate development impairment losses, net of tax, of $71.3 million, restructuring charges, net of tax, of $20.5 million, lower income from discontinued operations of $16.3 million, and higher depreciation and amortization of $29.3 million. Earnings per share (EPS) attributable to common stockholders was a loss of $0.05 on a diluted basis, compared with a loss of $0.19 per share in the fourth quarter 2007.

•	Funds from operations (diluted) (FFO) is a non-GAAP financial measure defined in the glossary in the Supplemental Information (the Glossary).
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FFO calculated in accordance with the definition prescribed by the National Association of Real Estate Investment Trusts (NAREIT) was negative $39.4 million, or ($0.34) per share, compared with positive $83.8 million, or $0.59 per share, in the fourth quarter 2007. FFO, before the deduction of operating real estate impairment losses, net of tax, of $0.13 per share, was negative $24.4 million, or ($0.21) per share.

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Before the $0.77 per share effect of non-recurring charges described in the 2008 highlights above, and the deduction of operating real estate impairment losses, FFO was $0.56 per share for the fourth quarter 2008, or $0.01 per share lower than the mid-point of guidance of $0.57 per share, as restated for the December 1, 2008 and January 29, 2009 special dividends.

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Adjusted funds from operations (diluted) (AFFO; a non-GAAP financial measure defined in the Glossary) was negative $51.6 million, or ($0.45) per share, compared with $61.3 million, or $0.44 per share, in the fourth quarter 2007. Before the $0.77 per share effect of non-recurring charges described in the 2008 highlights above, AFFO was $0.32 per share for the fourth quarter 2008. AFFO includes deductions of $0.24 and $0.19 per share for capital replacement expenditures in the fourth quarter 2008 and the fourth quarter 2007, respectively.

Adjusted Diluted Per Share Results*

	FOURTH QUARTER		FULL YEAR
	2008	2007	2008	2007
Earnings (loss) - EPS	$(0.05)	$(0.19)	$2.98	$(0.26)
Funds from operations - FFO	$(0.34)	$0.59	$1.45	$2.26
FFO before operating real estate impairment losses and net preferred redemption gains	$(0.21)	$0.63	$1.64	$2.31

Adjusted funds from operations - AFFO	$(0.45)	$0.44	$0.86	$1.67

*
These per share results reflect the cumulative effect of the shares issued as part of Aimco’s special dividends paid in 2008 and on January 29, 2009; see Special Supplement following the Outlook schedule in this earnings release for additional details. To estimate the approximate per share results before the effect of Aimco’s special dividends, multiply the reported per share results by a factor of 1.48.

AIMCO 4th Quarter 2008	Page 5

Property Operations
Conventional Real Estate Operations
Aimco is among the nation’s largest owners and operators of market rate apartment communities. Conventional real estate operations consist of Aimco’s diversified portfolio of market rate apartment communities. At the end of the fourth quarter 2008, this portfolio included 310 properties with 93,444 units in which Aimco had a weighted average ownership of 91%. Average rents for the conventional real estate portfolio increased from $931 per unit during the fourth quarter 2007 to $1,032 per unit during the fourth quarter 2008. During the fourth quarter 2008, conventional real estate operations generated net operating income of $149.4 million.
“Same Store” Results
In the fourth quarter 2008, the Same Store portfolio included 227 communities with 65,057 Effective Units (see the Glossary) based on Aimco’s weighted average ownership of 91% (See Supplemental Schedules 6a through 6c).
Comparing Same Store results in the fourth quarter 2008 with the fourth quarter 2007, total revenue increased $1.9 million, or 1.0%. The increase in revenue was primarily generated by higher average rent, up $6 per unit, or 0.1%, from $963 per unit to $969 per unit, and higher occupancy, which was up 20 basis points from 94.5% to 94.7%. Same Store expenses of $72.9 million decreased $3.1 million, or 4.0%, compared with the prior year, due to decreases in several areas including repairs and maintenance, marketing, turnover expenses and contract services. These decreases were partially offset by increases in utilities. Same Store portfolio net operating income was $121.7 million for the fourth quarter 2008, up 4.2% from the fourth quarter 2007.
Same Store Operating Results

	FOURTH QUARTER
	Year-over-year			Sequential		FULL YEAR
	2008	2007	Variance	3rd Qtr	Variance	2008	2007	Variance
Same Store Operating Measures
Average Physical Occupancy	94.7%	94.5%	0.2%	95.1%	-0.4%	95.0%	94.7%	0.3%
Average Rent Per Unit	$969	$963	0.1%	$972	-0.3%	$968	$952	1.7%
Total Same Store ($mm)
Revenue	$194.6	$192.7	1.0%	$195.3	-0.4%	$756.7	$741.2	2.1%
Expenses	(72.9)	(76.0)	-4.0%	(76.4)	-4.5%	(292.9)	(293.2)	-0.1%
NOI	$121.7	$116.7	4.2%	$118.9	2.2%	$463.8	$448.0	3.5%
Comparing Same Store results on a sequential basis, total revenue decreased $0.7 million, or 0.4%, in the fourth quarter 2008 compared with the third quarter 2008, driven by a $3 per unit decrease in average rental rates and a decrease in occupancy of 40 basis points. Expenses decreased $3.5 million, or 4.5%, due to decreases in several areas including turnover expenses, repairs and maintenance, marketing, contract services, property taxes and insurance. These decreases were partially offset by increases in utilities. Net operating income increased $2.8 million, or 2.2%, on a sequential basis.
Comparing Same Store results on a full year basis, total revenue increased $15.5 million, or 2.1%, for the full year 2008 compared with the full year 2007, driven by a $16 per unit increase in average rental rates, an increase in occupancy of 30 basis points and higher utility reimbursements and ancillary income. Expenses decreased $0.3 million, or 0.1%, as savings in turnover expenses, repairs and maintenance and marketing were offset by increase in utilities, property taxes and insurance. Net operating income increased $15.8 million, or 3.5%, on a full year basis.

AIMCO 4th Quarter 2008	Page 6

Affordable Real Estate Operations
Aimco is among the nation’s largest owners and operators of affordable apartment communities. At the end of the fourth quarter 2008, Aimco’s owned affordable portfolio included 289 properties with 33,888 units in which Aimco had an average ownership of 52%. During the fourth quarter and full year 2008, affordable property operations generated net operating income of $17.7 million and $76.0 million, respectively. Average month-end occupancy for the affordable portfolio increased 20 basis points from 97.2% for the fourth quarter 2007 to 97.4% for the fourth quarter 2008, while average rent per unit increased 3.0% from $722 to $744 per unit. Average month-end occupancy for the affordable portfolio increased 40 basis points from 97.2% for the full year 2007 to 97.6% for the full year 2008, while average rent per unit increased 3.2% from $712 to $735 per unit.
Investment Management
Investment management includes portfolio strategy, capital allocation, joint ventures, tax credit syndication, acquisitions, dispositions and other transaction activities. Within our owned portfolio, we refer to these activities as Portfolio Management, and their benefit is seen in property operating results and in investment gains. For affiliated partnerships, we refer to these activities as Asset Management for which we are separately compensated through fees paid by third party investors.
Investment management income includes the fees earned for providing asset management services to third party investors, syndication fees and deferred income related to tax credit activities, and portfolio management income earned through investment gains on our owned assets. Consolidated investment management income, net of tax, was $8.8 million in the fourth quarter 2008 compared to $29.5 million in the fourth quarter 2007. Full year 2008 investment management income, net of tax, was $77.2 million compared to $60.6 for the full year 2007. See Supplemental Schedule 11 for additional information on investment management income.
Portfolio Management
Portfolio management includes the ongoing allocation of investment capital to meet our geographic and product type goals. Our geographic allocation strategy focuses on the largest 20 U.S. markets as measured by total market capitalization. We believe these markets to be deep, relatively liquid and possessing desirable long-term growth characteristics. These target markets are primarily coastal markets, and also include a number of Sun Belt cities and Chicago, Illinois. We may also invest in other markets on an opportunistic basis. As we implement this strategy, we expect to reduce our investment in markets outside the largest 20 markets and to increase our investment in the largest 20 markets both by making acquisitions and through redevelopment spending.
See Supplemental Schedules 6 and 7 for additional details regarding Aimco’s portfolio allocation.
ACQUISITIONS — During the fourth quarter 2008, Aimco acquired 2900 on First Apartments with 142 units, located in Seattle, Washington, for $36.5 million, or $257,042 per unit.
DISPOSITIONS — Aimco regularly reviews its portfolio to identify properties that do not meet its long-term investment criteria. In the fourth quarter 2008, Aimco sold 49 conventional properties and 16 affordable properties with 11,952 and 1,917 units, respectively, for $807.5 million in gross proceeds (Aimco share $655.2 million). Aimco’s share of net proceeds after distributions to limited partners, repayment of existing property debt and transaction costs was $298.4 million. Aimco exited the Charleston, South Carolina and Columbus, Ohio markets during the fourth quarter. During the full year 2008, Aimco sold 130 conventional properties and 25 affordable properties with 34,523 and 3,568 units, respectively, for $2.6 billion in gross proceeds (Aimco share $2.1 billion). Aimco’s share of net proceeds after distributions to limited partners, repayment of existing property debt and transaction costs was $1.0 billion. Aimco exited a total of six markets during 2008, increasing its asset allocation to its target markets from 80% at December 31, 2007 to 85% at December 31, 2008.
Aimco’s real estate dispositions resulted in gains (including gains on dispositions of unconsolidated real estate and other and gains within discontinued operations) of $174.1 million for the fourth quarter 2008, compared with gains of $12.5 million for the fourth quarter 2007. Gains on dispositions of real estate totaled $717.8 million for the full year 2008, compared with gains of $77.8 million for the full year 2007.
See Supplemental Schedule 8 for additional information on acquisition and disposition activity.

AIMCO 4th Quarter 2008	Page 7

Redevelopment
Aimco reinvests in and upgrades its portfolio through property redevelopments. At the end of the fourth quarter 2008, Aimco had 37 active conventional redevelopment projects and four active tax credit redevelopment projects. Aimco’s share of total redevelopment expenditures was $84.6 million during the fourth quarter 2008. Conventional redevelopment project expenditures totaled $44.9 million and tax credit redevelopment project expenditures totaled $39.7 million for the quarter. For the full year 2008, Aimco’s share of conventional redevelopment project expenditures totaled $222.8 million and tax credit redevelopment project expenditures totaled $112.9 million. Further information on active redevelopment projects is provided in Supplemental Schedule 10. As noted in Aimco’s Outlook above, during 2009 Aimco expects to reduce its conventional redevelopment activities by approximately 75%, primarily focusing on the completion of projects active at the end of 2008. Additionally, Aimco expects to reduce its tax credit redevelopment project expenditures by approximately 73% in 2009.
Additional Financial Information
INTEREST INCOME — Interest income is earned in part from money market and interest bearing accounts as well as on notes receivable from unconsolidated partnerships and non-affiliates. Consolidated interest income was $3.0 million for the fourth quarter 2008 compared with $10.7 million for the fourth quarter 2007. The decrease in interest income of $7.7 million is primarily the result of lower interest rates. Consolidated interest income of $17.1 million for the full year 2008 was $23.8 million less than the full year 2007 as a result of lower interest rates, the repayment of certain high yielding notes receivable from unconsolidated partnerships in the second quarter 2007 and lower accretion of discounted notes receivable in 2008.
DEBT ACTIVITY — During the year ended December 31, 2008, Aimco closed loans on 71 properties generating gross proceeds of $962.2 million at a weighted average interest rate of 5.51%. This included refinancing $472.9 million in existing mortgage loans. After distributions to limited partners, repayment of existing property debt and transaction costs, Aimco’s share of net proceeds was $430.9 million.
During the fourth quarter 2008, Aimco prepaid in full $75.0 million of term debt that was due in September 2009. At the end of the fourth quarter 2008, the balance on Aimco’s $635.0 million revolving credit facility was zero and available capacity was $578.8 million, net of $56.2 million of letters of credit drawn against the facility. Aimco’s unsecured revolving credit facility of $635.0 million was reduced from $650.0 million due to the elimination of a $15.0 million commitment held by Lehman Commercial Paper Inc.
As of December 31, 2008, Aimco had outstanding $6.8 billion of consolidated debt, which consisted of: $5.4 billion of fixed rate property debt; $1.3 billion of floating rate property and corporate debt; and $96.0 million of other borrowings. In addition, Aimco had outstanding $73.0 million of floating rate preferred stock. The fixed and floating rate property debt is primarily non-recourse. Aimco’s FFO exposure to changes in floating interest rates is mitigated by $563.4 million of tax-exempt bonds with rates tied to the Securities Industry and Financial Markets Association Municipal Swap Index (SIFMA) (previously named the Bond Market Association Index), which has historically moved at approximately 0.69% for a 1.00% change in LIBOR. Aimco’s exposure is further offset by floating rate assets, such as cash and notes receivable, and interest capitalized on entitlement and redevelopment properties. Based on Aimco’s proportionate share of quarter-end balances, Aimco estimates its sensitivity to a 100 basis point change in LIBOR to be approximately $0.01 per share per quarter.
See Supplemental Schedule 5 for more detail on debt characteristics and activity.
INTEREST EXPENSE — Consolidated interest expense was $92.6 million for the fourth quarter 2008 compared with $94.0 million for the fourth quarter 2007. The $1.4 million decrease in interest expense is the result of lower balances on corporate debt and lower weighted average interest rates overall, partially offset by higher property debt balances and lower capitalized interest. Consolidated interest expense increased from $355.4 million for the full year 2007 to $368.7 million for the full year 2008 due to higher debt balances partially offset by lower interest rates.

AIMCO 4th Quarter 2008	Page 8

STOCKHOLDERS’ EQUITY — During the fourth quarter 2008, Aimco repurchased approximately 2.0 million shares of its Class A Common Stock at an average price of $24.77 per share for a total cost of $50.0 million. This activity occurred in October 2008 and was previously disclosed in Aimco’s third quarter 2008 earnings release. When retroactively adjusted for shares issued in connection with special dividends paid on December 1, 2008 and on January 29, 2009, Aimco effectively repurchased these shares at an equivalent average cost of $18.81 per share. Aimco is currently authorized to repurchase approximately 19.3 million additional shares. Repurchases may be made from time to time in the open market or in privately negotiated transactions.
Since Aimco began repurchasing shares during the third quarter 2006, the company has repurchased approximately 23.7 million shares for a total cost of $919.6 million, or an average cost of $38.84 per share. When retroactively adjusted for shares issued in 2008 and 2009 in connection with the payment of special dividends, Aimco has effectively repurchased shares at an equivalent average cost of $27.19 per share.
Since the third quarter 2006, Aimco has repurchased approximately 24% of its Class A Common Stock outstanding on June 30, 2006.
During 2007 and 2008, Aimco sold 231 properties, generating significant net cash proceeds and taxable gains on sale. In order to provide a dividends-paid deduction sufficient to avoid taxation at the REIT level and to retain cash for deleveraging and accretive investment activities, including share repurchases, Aimco distributed 38.5 million shares in connection with special dividends declared from December 2007 through December 2008. As a result, each share of stock held prior to these special dividends is now equivalent to 1.48 shares of stock. Excluding the impact of taxes, the stock dividends are a non-economic event to Aimco’s stockholders as their ownership interest in the company is unchanged. For additional discussion of the impact of stock dividends on stockholder value, see page 17 of this release.
G&A — General and administrative expenses for the fourth quarter 2008 of $23.4 million decreased $0.9 million when compared with the fourth quarter 2007 primarily due to reductions in overhead associated with our redevelopment program. Full year 2008 G&A expenses of $99.0 million were $8.3 million higher than full year 2007 primarily due to higher personnel and related expenses. As noted in the 2009 Outlook, Aimco expects that its fourth quarter 2008 restructuring will result in an FFO benefit for 2009 of approximately $33.0 million, of which approximately $15.0 million is related to reductions in G&A expenses. The balance of savings is related to reductions in property management expenses of approximately $13.0 million and investment management expenses of approximately $5.0 million.
Aimco has also reduced 2009 total target compensation for Terry Considine by approximately 33%, to a range of approximately $3.0 to $4.0 million (inclusive of his base salary of $600,000). Aimco also expects to reduce 2009 total target compensation for other executive officers by approximately 30% on average.
REAL ESTATE AND OTHER IMPAIRMENTS — During the fourth quarter 2008, Aimco determined that the total carrying amount of certain operating real estate assets was not recoverable in view of the current economy and recognized consolidated impairment losses of $4.5 million and $14.5 million related to assets held for use and assets sold or held for sale, respectively.
In connection with the preparation of its annual financial statements, Aimco assessed the recoverability of its investment in its Lincoln Place property, located in Venice, California. Based upon the decline in land values in Southern California and the expected timing of the company’s redevelopment efforts, Aimco determined that the total carrying amount of the property was no longer probable of recovery and, accordingly, during the fourth quarter recognized an impairment loss of $85.4 million, or $55.6 million, net of tax.
Similarly, Aimco assessed the recoverability of its investment in Treetops, a vacant property located in San Bruno, California, and determined that the carrying value for the property exceeds its estimated fair value. Accordingly, Aimco recognized an impairment loss of $5.7 million for this property during the fourth quarter 2008.
As part of the March 2002 acquisition of Casden Properties, Inc., Aimco acquired a 20% passive interest in Casden Properties LLC, an entity organized to buy, re-entitle and develop land parcels in Southern California. In connection with preparation of its annual financial statements and as a result of the aforementioned decline in Southern California land values, Aimco has determined that its recorded investment of $47.1 million is not recoverable, and accordingly recognized an impairment loss of $16.3 million, or $10.0 million, net of tax, during the fourth quarter 2008.

AIMCO 4th Quarter 2008	Page 9

Dividends on Common Stock
On December 18, 2008, the Aimco Board of Directors declared a special dividend of $2.08 per share of Class A Common Stock, paid on January 29, 2009, to stockholders of record on December 29, 2008. A portion of the special dividend in the amount of $0.60 per share represented payment of the regular dividend for the quarter ended December 31, 2008, and a portion represented an additional dividend payment in the amount of $1.48 per share associated with taxable gains arising from property dispositions in 2008.
Aimco intends to adjust the regular dividend from $0.60 per share per quarter to $0.25 per share per quarter, or an annual amount of $1.00 per share, effective with the dividend expected to be paid in the second quarter 2009. The dividend is set in response to current market conditions and Aimco’s desire to retain cash for deleveraging and accretive investment activities, including the repurchase of common and preferred shares.
Earnings Conference Call
Please join Aimco management for the Fourth Quarter 2008 earnings conference call to be held Friday, February 6, 2009, at 1:00 p.m. Eastern time. You may join the conference call through an Internet audiocast by clicking on the Webcast link on Aimco’s website at www.aimco.com/CorporateInformation/Overview.aspx. Alternatively, you may join the conference call via telephone by dialing 800.860.2442, or 412.858.4600 for international callers, and indicating that you wish to join the Apartment Investment and Management Company Fourth Quarter 2008 earnings conference call. If you are unable to join the live conference call, you may access the conference call replay for seven days by dialing 877.344.7529, or 412.317.0088 for international callers, passcode 426727, or you may access the audiocast replay by clicking on the Webcasts link on Aimco’s website at www.aimco.com/CorporateInformation/About/Financial/news.aspx.
Supplemental Information
The full text of this release and the Supplemental Information referenced in this release is available on Aimco’s Website at the link http://www.aimco.com/CorporateInformation/About/Financial/QEarnRelease.aspx.

AIMCO 4th Quarter 2008	Page 10

Forward-looking Statements
This earnings release and Supplemental Information contain forward-looking statements, including statements regarding projected results and specifically forecasts of first quarter and full year 2009 results. These forward-looking statements are based on management’s judgment as of this date and include certain risks and uncertainties. Risks and uncertainties include, but are not limited to, Aimco’s ability to maintain current or meet projected occupancy, rent levels and Same Store results and Aimco’s ability to close transactions necessary to generate sales proceeds for debt repayment and other purposes and to generate fee income as anticipated. Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors, some of which are beyond the control of Aimco, including, without limitation: financing risks, including the availability and cost of capital markets financing and the risk that our cash flows from operations may be insufficient to meet required payments of principal and interest; earnings may not be sufficient to maintain compliance with debt covenants; national and local economic conditions; energy costs; the terms of governmental regulations that affect Aimco and interpretations of those regulations; the competitive environment in which Aimco operates; real estate risks, including fluctuations in real estate values and the general economic climate in the markets in which Aimco operates and competition for tenants in such markets; insurance risk; acquisition and development risks, including failure of such acquisitions to perform in accordance with projections; the timing of acquisitions and dispositions; natural disasters and severe weather such as hurricanes; litigation, including costs associated with prosecuting or defending claims and any adverse outcomes; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by Aimco. In addition, our current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on our ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership. Readers should carefully review Aimco’s financial statements and notes thereto, as well as the risk factors described in Aimco’s Annual Report on Form 10-K for the year ended December 31, 2007, and the other documents Aimco files from time to time with the Securities and Exchange Commission. These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances. This press release does not constitute an offer of securities for sale.
About Aimco
Aimco is a real estate investment trust headquartered in Denver, Colorado that owns and operates a geographically diversified portfolio of apartment communities. Aimco, through its subsidiaries and affiliates, is one of the largest owners and operators of apartment communities in the United States with 992 properties, including 162,807 apartment units, and serves approximately 500,000 residents each year. Aimco’s properties are located in 44 states, the District of Columbia and Puerto Rico. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.
Contact
Investor Relations 303.691.4350, Investor@Aimco.com
Elizabeth Coalson, Vice President Investor Relations 303.691.4327

AIMCO 4th Quarter 2008	Page 11

GAAP Income Statements
Consolidated Statements of Income
(in thousands, except per share data) (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
REVENUES:
Rental and other property revenues	$341,131	$330,421	$1,350,950	$1,296,142
Property management revenues, primarily from affiliates	1,599	1,731	6,345	6,923
Asset management and tax credit revenues	16,840	34,201	100,623	73,755

Total revenues	359,570	366,353	1,457,918	1,376,820

OPERATING EXPENSES:
Property operating expenses	151,825	154,580	626,001	596,902
Property management expenses	1,192	1,017	5,385	6,678
Investment management expenses	5,530	4,714	21,389	20,514
Depreciation and amortization	128,463	99,194	458,595	403,786
General and administrative expenses	23,394	24,296	99,040	90,667
Other expenses, net	2,428	5,124	19,939	16,518
Restructuring costs	22,802	—	22,802	—

Total operating expenses	335,634	288,925	1,253,151	1,135,065

Operating income	23,936	77,428	204,767	241,755

Interest income	3,043	10,661	17,130	40,887
Provision for losses on notes receivable	(393)	(1,827)	(4,179)	(3,951)
Interest expense	(92,618)	(93,995)	(368,709)	(355,440)
Deficit distributions to minority partners	(19,997)	(19,125)	(43,013)	(32,599)
Equity in (losses) earnings of unconsolidated real estate partnerships	(1,170)	1,432	(4,601)	(277)
Provision for operating real estate impairment losses	(4,486)	(1,637)	(5,617)	(1,637)
Provision for impairment losses on real estate development assets	(107,459)	—	(107,459)	—
(Loss) gain on dispositions of unconsolidated real estate and other	(311)	4,941	99,602	12,688
Gain on extinguishment of debt	—	—	—	19,373

Loss before income taxes, minority interests and discontinued operations	(199,455)	(22,122)	(212,079)	(79,201)
Income tax benefit	43,226	2,344	53,371	19,840

Minority interests:
Minority interest in consolidated real estate partnerships	6,133	2,365	22,052	1,123
Minority interest in Aimco Operating Partnership, preferred [1]	(1,977)	(1,782)	(7,646)	(7,128)
Minority interest in Aimco Operating Partnership, common [1]	16,329	3,111	15,004	12,182

Total minority interests	20,485	3,694	29,410	6,177

Loss from continuing operations	(135,744)	(16,084)	(129,298)	(53,184)

Income from discontinued operations, net [3]	143,915	3,799	544,761	83,095

Net income (loss)	8,171	(12,285)	415,463	29,911

Net income attributable to preferred stockholders	13,606	14,302	53,708	66,016

Net (loss) income attributable to common stockholders	$(5,435)	$(26,587)	$361,755	$(36,105)

Weighted average common shares outstanding — basic and diluted [2]	115,225	137,825	121,213	140,137

Earnings (loss) per common share — basic and diluted [2]:

Loss from continuing operations (net of income attributable to preferred stockholders)	$(1.30)	$(0.22)	$(1.51)	$(0.85)
Income from discontinued operations	1.25	0.03	4.49	0.59

Net (loss) income attributable to common stockholders	$(0.05)	$(0.19)	$2.98	$(0.26)

AIMCO 4th Quarter 2008	Page 12

GAAP Income Statements (continued)
Notes to Consolidated Statements of Income

[1]	The Aimco Operating Partnership is AIMCO Properties, L.P., the operating partnership in Aimco’s UPREIT structure.

[2]
Weighted average share and earnings per share amounts for the periods presented above have been retroactively adjusted for the effect of shares of common stock issued pursuant to the special dividends paid in January, August and December 2008 and January 2009.

[3]	Income from discontinued operations consists of the following (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Rental and other property revenues [4]	$22,042	$92,344	$250,277	$396,822
Property operating expenses [4]	(14,595)	(45,908)	(128,661)	(201,233)
Depreciation and amortization	(4,386)	(22,519)	(57,288)	(96,554)
Other expenses, net	(3,607)	(1,192)	(10,610)	(5,966)

Operating income	(546)	22,725	53,718	93,069
Interest income	109	654	1,249	2,645
Interest expense	(4,377)	(17,165)	(45,463)	(76,648)
Gain on extinguishment of debt	—	—	—	22,852
Minority interest in consolidated real estate partnerships [4]	44	(123)	543	(2,232)

(Loss) income before gain on dispositions of real estate, impairment losses, deficit distributions to minority partners, income taxes and minority interest in Aimco Operating Partnership	(4,770)	6,091	10,047	39,686
Gain on dispositions of real estate, net of minority partners’ interest	174,374	7,585	618,168	65,076
Real estate impairment losses	(14,499)	(4,090)	(24,021)	(4,873)
Recovery of deficit distributions (deficit distributions) to minority partners	21,767	(4,910)	30,127	(6,161)
Income tax	(19,854)	(492)	(39,963)	(2,149)
Minority interest in Aimco Operating Partnership	(13,103)	(385)	(49,597)	(8,484)

Income from discontinued operations, net	$143,915	$3,799	$544,761	$83,095

[4]
Income for the three months ended December 31, 2008, attributable to properties classified as held for sale at December 31, 2008, includes $3.3 million of rental and other property revenues, $1.7 million of property operating expenses and no minority interest in consolidated real estate partnerships.

AIMCO 4th Quarter 2008	Page 13

GAAP Balance Sheets
Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2008	December 31, 2007

ASSETS
Buildings and improvements	$8,552,635	$7,893,171
Land	2,332,457	2,355,103
Accumulated depreciation	(2,782,724)	(2,361,232)

Total real estate	8,102,368	7,887,042
Cash and cash equivalents	299,676	210,461
Restricted cash	258,303	313,694
Accounts receivable	89,132	71,463
Accounts receivable from affiliates	33,536	34,958
Deferred financing costs	59,473	65,888
Notes receivable from unconsolidated real estate partnerships	22,567	35,186
Notes receivable from non-affiliates	136,633	143,054
Investment in unconsolidated real estate partnerships	109,312	117,217
Other assets	196,671	207,857
Deferred income tax asset, net	28,326	14,426
Assets held for sale	67,160	1,505,286

Total assets	$9,403,157	$10,606,532

LIABILITIES AND STOCKHOLDERS’ EQUITY
Property tax-exempt bond financing	$721,971	$756,442
Property loans payable	5,559,169	5,096,473
Term loans	400,000	475,000
Other borrowings	95,981	75,057

Total indebtedness	6,777,121	6,402,972
Accounts payable	64,241	65,235
Accrued liabilities and other	411,114	441,042
Deferred income	195,997	200,199
Security deposits	43,277	41,141
Liabilities related to assets held for sale	56,341	1,151,198

Total liabilities	7,548,091	8,301,787

Minority interest in consolidated real estate partnerships	348,484	441,778
Minority interest in Aimco Operating Partnership	88,148	113,263

Stockholders’ equity:
Perpetual preferred stock	696,500	723,500
Class A Common Stock	1,006	961
Additional paid-in capital	3,056,515	3,049,417
Notes due on common stock purchases	(3,607)	(5,441)
Distributions in excess of earnings	(2,331,980)	(2,018,733)

Total stockholders’ equity	1,418,434	1,749,704

Total liabilities and stockholders’ equity	$9,403,157	$10,606,532

AIMCO 4th Quarter 2008	Page 14

Outlook and Forward Looking Statement
First Quarter and Full Year 2009
(unaudited)
This earnings release and Supplemental Information contain forward-looking statements, including statements regarding projected results and specifically forecasts of first quarter and full year 2009 results. These forward-looking statements are based on management’s judgment as of this date and include certain risks and uncertainties. Risks and uncertainties include, but are not limited to, Aimco’s ability to maintain current or meet projected occupancy, rent levels and Same Store results and Aimco’s ability to close transactions necessary to generate sales proceeds for debt repayment and other purposes and to generate fee income as anticipated.
Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors, some of which are beyond the control of Aimco, including, without limitation: financing risks, including the availability and cost of capital markets financing and the risk that our cash flows from operations may be insufficient to meet required payments of principal and interest; earnings may not be sufficient to maintain compliance with debt covenants; national and local economic conditions; energy costs; the terms of governmental regulations that affect Aimco and interpretations of those regulations; the competitive environment in which Aimco operates; real estate risks, including fluctuations in real estate values and the general economic climate in the markets in which Aimco operates and competition for tenants in such markets; insurance risk; acquisition and development risks, including failure of such acquisitions to perform in accordance with projections; the timing of acquisitions and dispositions; natural disasters and severe weather such as hurricanes; litigation, including costs associated with prosecuting or defending claims and any adverse outcomes; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by Aimco. In addition, our current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on our ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership.
Readers should carefully review Aimco’s financial statements and notes thereto, as well as the risk factors described in Aimco’s Annual Report on Form 10-K for the year ended December 31, 2007, and the other documents Aimco files from time to time with the Securities and Exchange Commission. These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances. This press release does not constitute an offer of securities for sale.

	First Quarter 2009	Full Year 2009
GAAP earnings per share [1][3]	-$0.61 to -$0.54	-$1.97 to -$1.67
FFO per share [2][4]	$0.30 to $0.36	$1.65 to $1.95
2009 Same Store operating assumptions:
Weighted average daily occupancy	93.5% to 94.5%	93.5% to 94.5%
NOI change — sequential	-6.5% to -5.5%
NOI change — 2009 vs. 2008	-2.0% to -1.0%	-5.0% to 0.0%

[1]
Aimco’s earnings per share guidance does not include estimates for (i) gains on dispositions or impairment losses due to the unpredictable timing of transactions, (ii) gains or losses on early repayment of debt, (iii) preferred stock redemption related costs or gains or (iv) potential future share repurchases or special dividends.

[2]	FFO per share represents FFO before operating real estate impairment losses and preferred redemption related charges or gains.

[3]	The GAAP earnings per share is calculated based on 115.2 million weighted average common shares (diluted) for first quarter and full year 2009.

[4]	FFO per share is calculated based on 115.2 million weighted average common shares (diluted) for first quarter and full year 2009.

AIMCO 4th Quarter 2008	Page 15

Special Supplement to Fourth Quarter 2008 Earnings Release
July 2008, October 2008 and December 2008 Special Dividends
In July 2008, October 2008 and December 2008, Aimco declared special dividends, which were paid on August 29, 2008, December 1, 2008 and January 29, 2009, respectively, in a combination of cash and stock. Accounting principles generally accepted in the United States (GAAP) require that all reported per share data, for current and prior periods, be adjusted to reflect the issuance of the shares in connection with these special dividends as if such shares had been issued at the beginning of the earliest period presented. The following table provides Aimco’s results for the three months and years ended December 31, 2008 and 2007, prior to the special dividends, and as currently reported, after the effect of the special dividends.
The adjusted per share results reflect the cumulative effect of the shares issued as part of Aimco’s special dividends paid in 2008 and on January 29, 2009. To estimate the approximate per share results before the effect of Aimco’s special dividends, multiply the reported per share results by a factor of 1.48.

	Three Months Ended December 31,		Year Ended December 31,
Financial Results	2008	2007	2008	2007

Earnings — EPS, excluding special dividends	$(0.05)	$(0.27)	$3.45	$(0.36)
Earnings — EPS, including special dividends	$(0.05)	$(0.19)	$2.98	$(0.26)

Funds from operations — FFO, excluding special dividends	$(0.39)	$0.83	$1.67	$3.17
Funds from operations — FFO, including special dividends	$(0.34)	$0.59	$1.45	$2.26

FFO before impairment and preferred redemption charges, excluding special dividends	$(0.24)	$0.88	$1.89	$3.25
FFO before impairment and preferred redemption charges, including special dividends	$(0.21)	$0.63	$1.64	$2.31

Adjusted funds from operations — AFFO, excluding special dividends	$(0.52)	$0.62	$1.00	$2.34
Adjusted funds from operations — AFFO, including special dividends	$(0.45)	$0.44	$0.86	$1.67

Calculation of Weighted Average Shares

Earnings — EPS
Weighted average common shares — diluted, excluding 2008 declared special dividends	99,805	97,986	104,992	99,629
Effect of July 2008 special dividend	—	6,565	—	6,675
Effect of October 2008 special dividend	—	14,830	—	15,079
Effect of December 2008 special dividend	15,420	18,444	16,221	18,754

Weighted average common shares — diluted, including special dividends	115,225	137,825	121,213	140,137

Funds from operations — FFO
Weighted average common shares — diluted, excluding 2008 declared special dividends	99,805	101,109	107,398	102,626
Effect of July 2008 special dividend	—	6,772	—	6,869
Effect of October 2008 special dividend	—	15,266	—	15,414
Effect of December 2008 special dividend	15,420	19,014	16,588	19,254

Weighted average common shares — diluted, including special dividends	115,225	142,161	123,986	144,163

FFO before impairment and preferred redemption charges
Weighted average common shares — diluted, excluding 2008 declared special dividends	99,805	101,109	107,409	102,626
Effect of July 2008 special dividend	—	6,772	—	6,869
Effect of October 2008 special dividend	—	15,266	—	15,414
Effect of December 2008 special dividend	15,420	19,014	16,590	19,254

Weighted average common shares — diluted, including special dividends	115,225	142,161	123,999	144,163

Adjusted funds from operations — AFFO
Weighted average common shares — diluted, excluding 2008 declared special dividends	99,805	98,941	105,457	102,042
Effect of July 2008 special dividend	—	6,627	—	6,830
Effect of October 2008 special dividend	—	14,938	—	15,326
Effect of December 2008 special dividend	15,420	18,606	16,287	19,144

Weighted average common shares — diluted, including special dividends	115,225	139,112	121,744	143,342

AIMCO 4th Quarter 2008	Page 16

Impact of Special Dividends on Stockholder Value
Real Estate Investment Trust Taxation
A REIT is required to distribute at least 90% of its ordinary taxable income to stockholders each year to maintain its REIT status. In addition, a REIT is generally not subject to Federal income tax so long as 100% of its taxable income is paid in the form of dividends to its stockholders. In the past, most REITs satisfied this “dividends paid” requirement and avoided taxation at the REIT level by distributing cash dividends to their stockholders. In 2008, the Internal Revenue Service (“IRS”) provided Aimco with private letter rulings that allow stock dividends to be deducted in calculating “dividends paid,” provided that stockholders had the option to receive at least 20% of the total dividend in cash and the remainder in stock. In December 2008, the IRS issued Revenue Procedure 2008-68 (the “Revenue Procedure”), which provides that stock dividends paid by any REIT may be deducted in calculating “dividends paid,” provided that stockholders have the option to receive at least 10% of the total dividend in cash. The Revenue Procedure is effective for distributions declared on or after January 1, 2008, and applies only to distributions declared for a tax year ending on or before December 31, 2009. A dividend of stock in lieu of cash allows a REIT to retain additional cash for corporate purposes, including improving liquidity, reducing debt and other accretive investment activities, including common and preferred share repurchases.
Impact of Stock Dividends on Stockholder Value
Similar to stock splits, stock dividends are neither accretive nor dilutive to stockholder value. The price adjustment to a share of stock at the time a stock dividend is paid is expected to be equivalent to the amount of the stock dividend per share. All stockholders receiving a portion of their dividends in stock will own more shares but their percentage ownership interest in the REIT remains unchanged. Thus, a stock dividend is economically neutral to investors, before the effect on investor taxable income. Similarly, the total market capitalization of the company remains unchanged. The neutral impact of a 10% stock dividend is illustrated below:

	Before 10%	After 10%
	Stock Dividend	Stock Dividend
Stockholder value
Shares owned by stockholder	10	11
Share price	$10.00	$9.09
Stockholder value	$100	$100

Market capitalization
Total shares outstanding	100	110
Share price	$10.00	$9.09
Market capitalization	$1,000	$1,000
Impact of Aimco Special Dividends
During 2007 and 2008, Aimco sold 231 properties, generating significant cash proceeds and gain on sale. In order to provide a “dividends paid” deduction sufficient to avoid taxation at the REIT level and to retain cash for deleveraging and accretive investment activities, Aimco distributed 38.5 million shares in connection with special dividends. For those stockholders holding Aimco common stock from December 2007 through January 2009, the additional shares increased their total shares by 48% but did not change their percentage interest in Aimco.

AIMCO 4th Quarter 2008	Page 17

Impact of Accretive Share Repurchases on Net Asset Value
As demonstrated on the previous page, a stock dividend is neither accretive nor dilutive to stockholder value. However, repurchasing shares at prices below net asset value is accretive to net asset value per share for the non-selling stockholders. The accretive impact of such a share repurchase is illustrated below.

		Share
	Day 1	Repurchase	Day 2
Market capitalization
Total shares outstanding	100	(10)	90
Share price	$10.00	$10.00	$10.00
Market capitalization	$1,000	$(100)	$900

Net asset value
Number of real estate assets	20		19
Value per real estate asset	$100		$100
Gross asset value	$2,000	$(100)	$1,900
Debt	—		—
Net asset value (NAV)	$2,000		$1,900

NAV per share	$20.00		$20.11

NAV discount per share	50.0%		52.6%
The hypothetical example above is based upon the following assumptions:
•	The REIT is capitalized by 100 shares of common stock with a current market price of $10.00 per share, for a total market capitalization of $1,000.

•	The REIT owns 20 real estate assets each valued at $100 with no debt, for a total net asset value of $2,000, or $20.00 per share.

•	Based upon the above, the REIT’s shares are trading at a 50% discount to net asset value.

•	One real estate asset is sold for $100. The proceeds from the sale are used to repurchase 10 shares at $10.00 per share.

•
After these transactions, market capitalization and the total net asset value have each been reduced by $100. However, the net asset value has increased from $20.00 to $21.11 per share. The discount forfeited by the selling stockholders has inured to the benefit of the remaining stockholders.

AIMCO 4th Quarter 2008	Page 18

AIMCO 4th Quarter 2008

SUPPLEMENTAL INFORMATION

AIMCO
Apartment Investment and Management Company

Page

3	Schedule 1 — Funds From Operations and Adjusted Funds From Operations

5	Schedule 2 — Proportionate Operating Results Presentation

7	Schedule 3 — Proportionate Balance Sheet Presentation

8	Schedule 4 — Share Data

9	Schedule 5 — Selected Debt Structure and Maturity Data

11	Schedule 6a — Same Store Operating Results (4Q 2008 v. 4Q 2007)

12	Schedule 6b — Same Store Operating Results (4Q 2008 v. 3Q 2008)

13	Schedule 6c — Same Store Operating Results (YTD 4Q 2008 v. YTD 4Q 2007)

14	Schedule 7 — Total Conventional Portfolio Data by Market

15	Schedule 8 — Property Acquisition and Sales Activity

16	Schedule 9 — Capital Expenditures

17	Schedule 10 — Summary of Redevelopment Activity

18	Schedule 11 — Aimco Capital

19	Schedule 12 — Apartment Unit Summary

20	Glossary

AIMCO 4th Quarter 2008	Page 2

Supplemental Schedule 1
Funds From Operations and Adjusted Funds From Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net (loss) income attributable to common stockholders [1]	$(5,435)	$(26,587)	$361,755	$(36,105)
Adjustments:
Depreciation and amortization	128,463	99,194	458,595	403,786
Depreciation and amortization related to non-real estate assets	(5,051)	(6,097)	(18,012)	(20,815)
Depreciation of rental property related to minority partners and unconsolidated entities [2] [3]	(10,534)	(6,129)	(36,571)	(22,277)
Loss (gain) on dispositions of unconsolidated real estate and other	311	(4,941)	(99,602)	(12,688)
Income tax benefit arising from disposition of unconsolidated real estate and other	(1)	(413)	(433)	(17)
Loss on dispositions of non-depreciable assets and other	—	1,328	1,670	7,329
Deficit distributions to minority partners [4]	19,997	19,125	43,013	32,599
Discontinued operations:
Gain on dispositions of real estate, net of minority partners’ interest [2]	(174,374)	(7,585)	(618,168)	(65,076)
Depreciation of rental property, net of minority partners’ interest [2] [3]	4,067	19,911	50,786	65,334
Deficit distributions (recovery of deficit distributions) to minority partners [4]	(21,767)	4,910	(30,127)	6,161
Income tax arising from disposals	22,055	525	43,146	2,135
Minority interests in Aimco Operating Partnership’s share of above adjustments	2,871	(11,215)	18,574	(36,830)
Preferred stock dividends	13,606	14,302	55,190	63,381
Preferred stock redemption related (gains) costs	—	—	(1,482)	2,635

Funds From Operations	$(25,792)	$96,328	$228,334	$389,552
Preferred stock dividends	(13,606)	(14,302)	(55,190)	(63,381)
Preferred stock redemption related gains (costs)	—	—	1,482	(2,635)
Dividends/distributions on dilutive preferred securities	—	1,759	4,850	1,875

Funds From Operations Attributable to Common Stockholders — Diluted	$(39,398)	$83,785	$179,476	$325,411
Operating real estate impairment losses, continuing operations, net of minority partners’ interest [5]	2,264	1,637	3,395	1,637
Operating real estate impairment losses, discontinued operations [5]	14,499	4,090	24,021	4,873
Income tax benefit attributable to operating real estate impairment losses, continuing operations	(511)	—	(511)	—
Preferred stock redemption related (gains) costs [6]	—	—	(1,482)	2,635
Minority interests in Aimco Operating Partnership’s share of above adjustments	(1,267)	(533)	(2,120)	(849)
Dividends/distributions on dilutive preferred securities	—	—	34	—

Funds From Operations Attributable to Common Stockholders — Diluted (excluding operating real estate impairment losses and preferred stock redemption related amounts)	$(24,413)	$88,979	$202,813	$333,707

Capital Replacements	(28,869)	(28,634)	(101,368)	(102,612)
Minority interest in Aimco Operating Partnership’s share of Capital Replacements	1,711	2,682	8,453	9,532
Dividends/distributions on non-dilutive preferred securities	—	(1,701)	(4,767)	(1,817)

Adjusted Funds From Operations Attributable to Common Stockholders — Diluted	$(51,571)	$61,326	$105,131	$238,810

Funds From Operations Attributable to Common Stockholders — Diluted:
Weighted average common shares, common share equivalents and dilutive preferred securities outstanding [7]:
Common shares and equivalents [8]	115,225	138,971	121,672	143,307
Dilutive preferred securities [9]	—	3,190	2,314	856

	115,225	142,161	123,986	144,163

Funds From Operations (excluding impairment losses and preferred stock redemption related amounts)
Weighted average common shares, common share equivalents and dilutive preferred securities outstanding [7]:
Common shares and equivalents [8]	115,225	138,971	121,671	143,307
Dilutive preferred securities [9]	—	3,190	2,328	856

	115,225	142,161	123,999	144,163

Adjusted Funds From Operations Attributable to Common Stockholders — Diluted
Weighted average common shares, common share equivalents and dilutive preferred securities outstanding [7]:
Common shares and equivalents [8]	115,225	138,971	121,671	143,307
Dilutive preferred securities [9]	—	141	73	35

	115,225	139,112	121,744	143,342

Per Share [7]:
Funds From Operations — Diluted	$(0.34)	$0.59	$1.45	$2.26
Funds From Operations — Diluted (excluding operating real estate impairment losses and preferred stock redemption related costs)	$(0.21)	$0.63	$1.64	$2.31
Adjusted Funds From Operations — Diluted	$(0.45)	$0.44	$0.86	$1.67
Dividends paid [10]	$1.80	$0.60	$7.91	$2.40

AIMCO 4th Quarter 2008	Page 3

Supplemental Schedule 1 (continued)
Notes to Funds From Operations and Adjusted Funds From Operations

[1]	Represents the numerator for calculating basic earnings per common share in accordance with GAAP.

[2]	“Minority partners’ interest” means minority interest in our consolidated real estate partnerships.

[3]
Adjustments related to minority partners’ share of depreciation of rental property for the year ended December 31, 2007, include the subtraction of $15.1 million and $17.8 million for continuing operations and discontinued operations, respectively, related to the VMS debt extinguishment gains. These subtractions are required because we added back the minority partners’ share of depreciation related to rental property in determining FFO in prior periods. Accordingly, the net effect of the VMS debt extinguishment gains on FFO for the year ended December 31, 2007, was an increase of $9.3 million ($8.4 million after minority interest in Aimco Operating Partnership).

[4]
In accordance with GAAP, deficit distributions to minority partners are charges recognized in Aimco’s income statement when cash is distributed to a non-controlling partner in a consolidated partnership in excess of the positive balance in such partner’s capital account, which is classified as minority interest on the balance sheet. Aimco records these charges for GAAP purposes even though there is no economic effect or cost. Deficit distributions to minority partners occur when the fair value of the underlying real estate exceeds its depreciated net book value because the underlying real estate has appreciated or maintained its value. As a result, the recognition of expense for deficit distributions to minority partners represents, in substance, either (1) recognition of depreciation previously allocated to the non-controlling partner or (2) a payment related to the non-controlling partner’s share of real estate appreciation. Based on NAREIT’s White Paper guidance that requires real estate depreciation and gains to be excluded from FFO, Aimco adds back deficit distributions and subtracts related recoveries in its reconciliation of net income to FFO.

[5]
On October 1, 2003, NAREIT clarified its definition of FFO to include operating real estate impairment losses, which previously had been added back to calculate FFO. Although Aimco’s presentation conforms with the NAREIT definition, Aimco considers such approach to be inconsistent with the treatment of gains on dispositions of operating real estate, which are not included in FFO. Aimco does not add back operating real estate impairment losses when computing FFO in accordance with NAREIT’s definition. FFO for the three months and year ended December 31, 2008, includes net operating real estate impairment losses of $16.8 million and $27.4 million, respectively. FFO for the three months and year ended December 31, 2007, includes operating real estate impairment losses of $5.7 million and $6.5 million, respectively

[6]
In accordance with the Securities and Exchange Commission’s July 31, 2003 interpretation of the Emerging Issues Task Force Topic D-42, Aimco includes preferred stock redemption related charges or gains in FFO. As a result, FFO for the years ended December 31, 2008 and 2007, includes a redemption discount, net of issuance costs, of $1.5 million and a redemption premium and issuance costs of $2.6 million, respectively.

[7]
Weighted average common shares, common share equivalents, dilutive preferred securities and per share funds from operations and adjusted funds from operations amounts for each of the periods presented above have been retroactively adjusted for the effect of shares of Common Stock issued pursuant to the special dividends paid in January 2008, August 2008, December 2008 and January 2009.

[8]	Represents the denominator for calculating Aimco’s diluted earnings per common share in accordance with GAAP plus additional common share equivalents that are dilutive for FFO or AFFO.

[9]
Aimco’s Preferred Partnership Units (PPU) are redeemable at the option of the holder. Upon a requested redemption, Aimco, in its sole discretion, may redeem these units for cash or shares of common stock. During the fourth quarter 2008, Aimco implemented a policy that establishes criteria for determining when such redemptions will be settled in cash or common stock. During the fourth quarter 2008, 6.8 million potential shares were excluded from diluted FFO, FFO (excluding impairment losses and preferred stock redemption related amounts) and AFFO share equivalents because their effect was antidilutive.

[10]
Dividends paid per share for the periods presented have not been adjusted to give effect to shares of Common Stock issued pursuant to the special dividends paid in January 2008, August 2008, December 2008 and January 2009.

AIMCO 4th Quarter 2008	Page 4

Supplemental Schedule 2

Proportionate Operating Results Presentation	(page 1 of 2)
(in thousands) (unaudited)

	Three Months Ended December 31, 2008				Year Ended December 31, 2008
		Proportionate				Proportionate
	Aimco	Share of	Minority	Proportionate	Aimco	Share of	Minority	Proportionate
	GAAP Income	Unconsolidated	Partners'	Income	GAAP Income	Unconsolidated	Partners'	Income
	Statement	Partnerships	Interest	Statement	Statement	Partnerships	Interest	Statement

Revenues:
Rental and other property revenues:
Same Store properties [1] [2]	$214,855	$417	$(22,162)	$193,110	$858,988	$1,663	$(86,160)	$774,491
Acquisition properties [1]	6,649	—	—	6,649	23,229	—	—	23,229
Redevelopment properties [1]	47,983	—	(4,567)	43,416	181,772	—	(16,997)	164,775
Other properties [1]	16,605	173	(1,268)	15,510	68,486	691	(5,092)	64,085
Affordable properties [1]	55,039	2,392	(17,801)	39,630	218,475	18,280	(72,649)	164,106

Total rental and other property revenues	341,131	2,982	(45,798)	298,315	1,350,950	20,634	(180,898)	1,190,686
Property management revenues, primarily from affiliates [3]	1,599	(163)	2,362	3,798	6,345	(921)	8,686	14,110
Asset management and tax credit revenues	16,840	—	602	17,442	100,623	—	602	101,225

Total revenues	359,570	2,819	(42,834)	319,555	1,457,918	19,713	(171,610)	1,306,021

Operating expenses:
Property operating expenses:
Same Store properties [2]	81,304	209	(8,833)	72,680	334,350	848	(35,413)	299,785
Acquisition properties	3,028	—	—	3,028	11,088	—	—	11,088
Redevelopment properties	20,270	—	(2,191)	18,079	78,872	—	(8,319)	70,553
Other properties	6,891	88	(550)	6,429	32,269	383	(2,455)	30,197
Affordable properties	29,448	1,562	(10,482)	20,528	113,290	9,503	(41,426)	81,367
Casualties, Conventional	620	(7)	477	1,090	12,634	18	1,927	14,579
Casualties, Affordable	(71)	(23)	147	53	(150)	(2)	1,339	1,187
Property management expenses, Conventional [4]	8,446	—	(469)	7,977	36,051	—	(1,799)	34,252
Property management expenses, Affordable [4]	1,889	—	(535)	1,354	7,597	—	(2,019)	5,578

Total property operating expenses	151,825	1,829	(22,436)	131,218	626,001	10,750	(88,165)	548,586

Property management expenses [5]	1,192	—	1,004	2,196	5,385	—	3,818	9,203
Investment management expenses	5,530	—	—	5,530	21,389	—	—	21,389
Depreciation and amortization	128,463	712	(11,319)	117,856	458,595	3,826	(40,673)	421,748
General and administrative expenses	23,394	76	(1,254)	22,216	99,040	143	(4,624)	94,559
Other expenses, net	2,428	641	(500)	2,569	19,939	6,211	(11,962)	14,188
Restructuring costs	22,802	—	—	22,802	22,802	—	—	22,802

Total operating expenses	335,634	3,258	(34,505)	304,387	1,253,151	20,930	(141,606)	1,132,475

Operating income	23,936	(439)	(8,329)	15,168	204,767	(1,217)	(30,004)	173,546
Interest income:
General partner loan interest	1,594	(50)	624	2,168	7,795	(192)	6,392	13,995
Money market and interest bearing accounts	1,635	69	(339)	1,365	10,529	784	(1,823)	9,490
Accretion on discounted notes receivable	(186)	—	—	(186)	(1,194)	—	—	(1,194)

Total interest income	3,043	19	285	3,347	17,130	592	4,569	22,291
Provision for losses on notes receivable	(393)	—	—	(393)	(4,179)	—	—	(4,179)
Interest expense:				—
Property debt (primarily non-recourse)	(91,299)	(751)	12,043	(80,007)	(359,236)	(3,983)	45,966	(317,253)
Corporate debt	(7,063)	—	—	(7,063)	(34,814)	—	—	(34,814)
Capitalized interest	5,744	1	(88)	5,657	25,341	7	(701)	24,647

Total interest expense	(92,618)	(750)	11,955	(81,413)	(368,709)	(3,976)	45,265	(327,420)

Deficit distributions to minority partners	(19,997)	—	—	(19,997)	(43,013)	—	—	(43,013)
Equity in losses of unconsolidated real estate partnerships	(1,170)	1,170	—	—	(4,601)	4,601	—	—
Provision for operating real estate impairment losses	(4,486)	—	2,222	(2,264)	(5,617)	—	2,222	(3,395)
Provision for impairment losses on real estate development assets	(107,459)	—	—	(107,459)	(107,459)	—	—	(107,459)
(Loss) gain on dispositions of unconsolidated real estate and other	(311)	—	—	(311)	99,602	—	—	99,602

Loss before income taxes, minority interests and discontinued operations	(199,455)	—	6,133	(193,322)	(212,079)	—	22,052	(190,027)
Income tax benefit	43,226	—	—	43,226	53,371	—	—	53,371
Minority interests:
Minority interest in consolidated real estate partnerships	6,133	—	(6,133)	—	22,052	—	(22,052)	—
Minority interest in Aimco Operating Partnership	14,352	—	—	14,352	7,358	—	—	7,358

Total minority interests	20,485	—	(6,133)	14,352	29,410	—	(22,052)	7,358

Loss from continuing operations	(135,744)	—	—	(135,744)	(129,298)	—	—	(129,298)
Income from discontinued operations, net	143,915	—	—	143,915	544,761	—	—	544,761

Net income	8,171	—	—	8,171	415,463	—	—	415,463
Net income attributable to preferred stockholders	13,606	—	—	13,606	53,708	—	—	53,708

Net (loss) income attributable to common stockholders	$(5,435)	$—	$—	$(5,435)	$361,755	$—	$—	$361,755

(See footnotes on page 2 of 2)

AIMCO 4th Quarter 2008	Page 5

Supplemental Schedule 2

Proportionate Operating Results Presentation	(page 2 of 2)
(in thousands) (unaudited)

	Three Months
	Ended	Year Ended
	December 31, 2008	December 31, 2008
Components of FFO:
Real estate operations:
Rental and other property revenues	$298,315	$1,190,686
Property operating expenses	(131,218)	(548,586)

Net real estate operations	167,097	642,100
Property management, net	1,602	4,907
Asset management and tax credit revenues, net of investment management expenses	11,912	79,836
Depreciation and amortization related to non-real estate assets	(4,979)	(17,736)
General and administrative expenses	(22,216)	(94,559)
Other expenses, net	(2,569)	(14,188)
Restructuring costs	(22,802)	(22,802)
Interest income	3,347	22,291
Provision for losses on notes receivable	(393)	(4,179)
Interest expense	(81,413)	(327,420)
Gain on disposition of non-depreciable assets	—	1,670
Provision for impairment losses on real estate development assets	(107,459)	(107,459)
Income tax benefit	42,714	52,427
Discontinued operations:
Operations and other	5,261	102,483
Interest expense	(3,762)	(38,467)
Preferred stock dividends and redemption related amounts	(13,606)	(55,190)
Preferred partnership unit distributions	(1,977)	(7,646)
Dividends/distributions on dilutive preferred securities	—	4,884

Subtotal before minority interest in Aimco Operating Partnership	$(29,243)	$220,952
Minority interest in common units of Aimco Operating Partnership	4,830	(18,139)

FFO Attributable to Common Stockholders — Diluted (excluding operating real estate impairment losses and preferred stock redemption related amounts)	$(24,413)	$202,813

Reconciliation of Net Income to FFO and AFFO:
Net income	$8,171	$415,463
Depreciation and amortization	117,856	421,748
Depreciation and amortization related to non-real estate assets	(4,979)	(17,736)
Gain on dispositions of non-depreciable assets and other	—	1,670
Deficit distributions to minority partners	19,997	43,013
Loss (gain) on dispositions of unconsolidated real estate and other	311	(99,602)
Income tax benefit arising from disposition of unconsolidated real estate and other	(1)	(433)
Discontinued operations	(170,018)	(554,363)
Operating real estate impairment losses, continuing operations, net of minority partners’ interest	2,264	3,395
Operating real estate impairment losses, discontinued operations	14,499	24,021
Income tax benefit attributable to operating real estate impairment losses, continuing operations	(511)	(511)
Minority interest in Aimco Operating Partnership’s share of adjustments	1,604	16,454
Preferred stock dividends	(13,606)	(55,190)
Dividends/distributions on dilutive preferred securities	—	4,884

FFO Attributable to Common Stockholders — Diluted (excluding operating real estate impairment losses and preferred stock redemption related amounts)	$(24,413)	$202,813
Capital Replacements	(28,869)	(101,368)
Minority interest in Aimco Operating Partnership’s share of Capital Replacements	1,711	8,453
Dividends/distributions on non-dilutive preferred securities	—	(4,767)

AFFO Attributable to Common Stockholders — Diluted	$(51,571)	$105,131

Notes to Schedule 2:

[1]	See definitions and descriptions in Glossary.

[2]
Same store amounts in this schedule differ from the same store amounts in Schedule 6. Any such differences are the result of (a) certain variations in the treatment of intercompany eliminations in GAAP versus non-GAAP measures; (b) the effect of changing ownership percentages over time due to Aimco’s acquisition of additional partnership interests and (c) the elimination of non-recurring items that if included in Schedule 6 would distort Schedule 6 same store results.

[3]
Property management revenues reported in Aimco’s GAAP income statement reflect fees charged to unconsolidated properties. Property management revenues reported in the proportionate income statement reflect the minority partners’ share of fees charged to both consolidated and unconsolidated properties.

[4]
Property management expenses reported on this line in Aimco’s GAAP income statement reflect expenses related to the management of consolidated properties. Property management expenses reported on this line in the proportionate income statement reflect Aimco’s share of both consolidated and unconsolidated property management expenses.

[5]
Property management expenses reported on this line in Aimco’s GAAP income statement reflect expenses related to the management of unconsolidated properties. Property management expenses reported on this line in the proportionate income statement reflect minority partners’ share of both consolidated and unconsolidated property management expenses.

AIMCO 4th Quarter 2008	Page 6

Supplemental Schedule 3
Proportionate Balance Sheet Presentation
As of December 31, 2008
(in thousands) (unaudited)

		Proportionate
	Consolidated	Share of	Minority	Proportionate
	GAAP	Unconsolidated	Partners’	Balance
	Balance Sheet	Partnerships [1]	Interest [2]	Sheet [3]
ASSETS
Buildings and improvements	$8,552,635	$28,145	$(1,074,325)	$7,506,455
Land	2,332,457	1,661	(123,456)	2,210,662
Accumulated depreciation	(2,782,724)	(17,632)	605,959	(2,194,397)

Total real estate	8,102,368	12,174	(591,822)	7,522,720
Cash and cash equivalents	299,676	680	(53,537)	246,819
Restricted cash	258,303	1,864	(55,722)	204,445
Accounts receivable	89,132	295	—	89,427
Accounts receivable from affiliates	33,536	—	—	33,536
Deferred financing costs	59,473	—	—	59,473
Notes receivable from unconsolidated real estate partnerships	22,567	—	—	22,567
Notes receivable from non-affiliates	136,633	—	—	136,633
Investment in unconsolidated real estate partnerships	109,312	9,858	—	119,170
Other assets	196,671 [4]	253	—	196,924
Deferred income tax asset, net	28,326	—	—	28,326
Assets held for sale	67,160	—	—	67,160

Total assets	$9,403,157	$25,124	$(701,081)	$8,727,200

LIABILITIES AND STOCKHOLDERS’ EQUITY
Property tax-exempt bond financing	$721,971	$33	$(23,793)	$698,211
Property loans payable	5,559,169	17,970	(676,413)	4,900,726
Term loans	400,000	—	—	400,000
Other borrowings	95,981	—	—	95,981

Total indebtedness	6,777,121	18,003	(700,206)	6,094,918
Accounts payable	64,241	7,121	—	71,362
Accrued liabilities and other	411,114	—	—	411,114
Deferred income	195,997 [5]	—	—	195,997
Security deposits	43,277	—	—	43,277
Liabilities related to assets held for sale	56,341	—	—	56,341

Total liabilities	7,548,091	25,124	(700,206)	6,873,009

Minority interest in consolidated real estate partnerships	348,484	—	(875)	347,609
Minority interest in Aimco Operating Partnership	88,148	—	—	88,148

Net operating assets		$—	$—	$1,418,434

Stockholders’ equity
Perpetual preferred stock	696,500
Class A Common Stock	1,006
Additional paid-in capital	3,056,515
Notes due on common stock purchases	(3,607)
Distributions in excess of earnings	(2,331,980)

Total stockholders’ equity	1,418,434

Total liabilities and stockholders’ equity	$9,403,157

[1]	Total of Aimco’s proportionate share of selected unconsolidated balance sheet data.

[2]
Total of minority partners’ share of selected balance sheet data. Additionally, Aimco has notes receivable from consolidated partnerships which are eliminated in the GAAP balance sheet. The minority partners’ share of amounts payable to Aimco pursuant to those notes is $70.7 million.

[3]
Aimco’s proportionate consolidated balance sheet, which includes the GAAP balance sheet as of December 31, 2008, plus Aimco’s proportionate share of selected unconsolidated balance sheet data and less minority partners’ share of selected balance sheet data.

[4]	Other assets includes $81.9 million in goodwill and $1.8 million in investments in management contracts.

[5]
Deferred income includes $145.4 million of tax credit equity received that will be recognized in earnings as the related low income housing tax credits and other tax benefits are delivered to the tax credit investors.

AIMCO 4th Quarter 2008	Page 7

Supplemental Schedule 4
Share Data
(in thousands) (unaudited)
Preferred Securities

	Shares/Units
	Outstanding
	as of		Redemption
	December 31, 2008		Date [1]	Coupon	Amount

Perpetual Preferred Stock:
Class G	4,050		7/15/2008	9.375%	$101,000
Class T	6,000		7/31/2008	8.000%	150,000
Class U	8,000		3/24/2009	7.750%	200,000
Class V	3,450		9/29/2009	8.000%	86,250
Class Y	3,450		12/21/2009	7.875%	86,250
Series A Community Reinvestment Act	0	[2]	6/30/2011	5.010%[3]	73,000

Total perpetual preferred stock					696,500

Preferred Partnership Units	3,215			7.990%[4]	88,148

Total outstanding preferred securities					$784,648

Common Stock and Equivalents

	Shares/Units	Weighted Average Shares / Units
	Outstanding	Three Months Ended		Year Ended
	as of	December 31, 2008		December 31, 2008
	December 31, 2008	Diluted EPS	Diluted FFO	Diluted EPS	Diluted FFO

Class A Common Stock [5] [9]	114,980	115,225	115,225	121,213	121,213
Dilutive securities:
Options, restricted stock and officer loan shares [6] [9]	378	—	—	—	459
Convertible preferred securities [7] [9]	—	—	—	—	2,314

Total shares and dilutive share equivalents	115,358	115,225	115,225	121,213	123,986

Common Partnership Units and equivalents [8]	9,484	9,486	9,486	9,559	9,559

Total shares, units and dilutive share equivalents	124,842	124,711	124,711	130,772	133,545

Notes:

[1]	The redemption date is the date the securities are first eligible for redemption by Aimco.

[2]	Represents 146 shares at a liquidation preference per share of $500,000.

[3]	The dividend rate is a variable rate per annum equal to the Three-Month LIBOR Rate plus 1.25%, calculated as of the beginning of each quarterly dividend period.

[4]	Coupon is based on a weighted average.

[5]	Includes a deduction of 1.2 million for unvested restricted stock and officer loan shares as of December 31, 2008.

[6]
Stock options, restricted stock and officer loan shares are presumed to be dilutive as of December 31, 2008, and reflect the options and shares outstanding at the end of the period and the $11.55 share price at the end of the period. Dilution for the three and twelve months ended December 31, 2008, reflects the weighted average amounts during the period.

[7]
Aimco’s Preferred Partnership Units (PPU) are redeemable at the option of the holder. Upon a requested redemption, Aimco, in its sole discretion, may redeem these units for cash or shares of common stock. During the fourth quarter 2008, Aimco implemented a policy that establishes criteria for determining when such redemptions will be settled in cash or common stock. During the fourth quarter 2008, 6.8 million potential shares were excluded from diluted FFO share equivalents because their effect was antidilutive. The potential common shares from an assumed stock settlement are ignored in the determination of shares/units outstanding as of December 31, 2008.

[8]	Includes common OP Units and Class I High Performance Units.

[9]
Class A Common Stock, options, restricted stock and officer loan shares and convertible preferred securities amounts for the periods presented have been retroactively adjusted for the effect of the shares of Common Stock issued pursuant to the special dividends paid in January 2008, August 2008, December 2008 and January 2009.

AIMCO 4th Quarter 2008	Page 8

Supplemental Schedule 5

Selected Debt Structure and Maturity Data	(page 1 of 2)
As of December 31, 2008
(dollars in thousands)
(unaudited)
I. Debt Balances and Data

		Proportionate			Weighted
		Share of	Minority	Total Aimco	Average	Weighted
Debt	Consolidated	Unconsolidated	Interest	Share	Maturity (years)	Average Rate
Property Debt (primarily non-recourse):

Conventional
Portfolio:
Fixed rate loans payable	$4,647,673	$6,560	$(456,494)	$4,197,739	8.2	6.15%
Floating rate loans payable [1]	317,707	—	(15,185)	302,522	2.4	4.44%

Total property loans payable	4,965,380	6,560	(471,679)	4,500,261	7.8	6.03%

Fixed rate tax-exempt bonds	84,060	—	(3,338)	80,722	12.5	6.09%
Floating rate tax-exempt bonds [1]	435,942	—	(5,242)	430,700	14.7	1.30%

Total property tax-exempt bond financing	520,002	—	(8,580)	511,422	14.3	2.06%

Total Conventional portfolio	5,485,382	6,560	(480,259)	5,011,683	8.5	5.63%

Affordable
Portfolio:
Fixed rate loans payable	575,849	11,400	(196,575)	390,674	16.2	5.34%
Floating rate loans payable	17,940	10	(8,159)	9,791	9.0	4.33%

Total property loans payable	593,789	11,410	(204,734)	400,465	16.0	5.31%

Fixed rate tax-exempt bonds	74,560	33	(13,024)	61,569	27.3	5.02%
Floating rate tax-exempt bonds [1]	127,409	—	(2,189)	125,220	26.0	3.23%

Total property tax-exempt bond financing	201,969	33	(15,213)	186,789	26.4	3.82%

Total Affordable portfolio	795,758	11,443	(219,947)	587,254	19.3	4.84%

Total property debt	$6,281,140	$18,003	$(700,206)	$5,598,937	9.6	5.55%

Corporate Debt:
Term Loan	$400,000	$—	$—	$400,000	—	2.94%[2]

Total corporate debt	$400,000	$—	$—	$400,000	—	2.94%

Other borrowings [3]	$95,981	$—	$—	$95,981

Total Debt	$6,777,121	$18,003	$(700,206)	$6,094,918		5.37%

[1]
Floating rate debt presented above includes $421.7 million of fixed rate debt that is effectively converted to floating rates using total rate of return swaps. At December 31, 2008, the carrying amount of this debt totaled $392.2 million, after recognition of changes in the debt’s fair value in accordance with fair value hedge accounting under SFAS 133.

[2]	The Term Loan bears interest at LIBOR plus a spread of 1.50%, or at our option, a base rate equal to the Prime rate. At December 31, 2008, the interest rate on the Term Loan was based on LIBOR.

[3]
Other borrowings consists primarily of unsecured notes payable and obligations under sale and leaseback arrangements accounted for as financings. At December 31, 2008, other borrowings includes $85.5 million in fixed rate obligations with interest rates ranging from zero to 10.0% and $10.5 million in variable rate obligations bearing interest at the Prime rate plus 1.75% to 2.0%.

II. Debt Maturities

	Consolidated Property Debt					Aimco share
				Percent	Average
	Amortization	Maturities	Total	of Total	Rate	Amortization	Maturities	Total
Q1 2009	24,994	11,078	36,072	0.6%	5.20%	21,063	7,399	28,462
Q2 2009	25,509	158,000	183,509	2.9%	4.69%	21,510	154,872	176,382
Q3 2009	26,270	—	26,270	0.4%		22,185	—	22,185
Q4 2009	27,134	118,902	146,036	2.3%	4.89%	22,958	111,677	134,635
Q1 2010	27,665	220,663	248,328	4.0%	6.53%	23,453	218,316	241,769
Q2 2010	28,278	43	28,321	0.4%	7.88%	23,986	43	24,029
Q3 2010	28,795	38,790	67,585	1.1%	4.80%	24,476	34,632	59,108
Q4 2010	29,106	25,234	54,340	0.9%	6.63%	24,760	26,884	51,644
2011	123,510	180,306	303,816	4.8%	5.69%	105,861	102,277	208,138
2012 [1]	127,921	345,283	473,204	7.5%	4.91%	110,451	308,122	418,573
2013	121,154	474,805	595,959	9.5%	5.61%	104,486	446,420	550,906
Thereafter			4,117,700	65.6%				3,683,106

Total property debt:			$6,281,140	100.0%				$5,598,937

				Percent	Average
Corporate Debt:	Amortization	Maturities	Total	of Total	Rate

2011	—	400,000	400,000	100.0%	2.94%

Total corporate debt:	$—	$400,000	$400,000	100.0%	2.94%

[1]
In September 2007, Aimco entered into a credit facility with a major life company that provides for short-term, fully pre-payable, non-recourse property borrowings of up to $200.0 million. This facility, which matures October 1, 2010, includes two one-year extension options for a $500,000 fee per extension. At December 31, 2008, outstanding borrowings of $112.1 million related to properties classified as held for use are included in 2012 maturities based on assumed exercise of the extension options.

AIMCO 4th Quarter 2008	Page 9

Supplemental Schedule 5 (continued)

Selected Debt Structure and Maturity Data	(page 2 of 2)
As of December 31, 2008
(in millions)
(unaudited)
III. Loan Closings
YEAR-TO-DATE LOAN CLOSINGS

	Original	New		Aimco
	Loan	Loan	Net	Net	Prior	New
Property Loan Type (all non-recourse)	Amount [1]	Amount	Proceeds [2]	Proceeds [3]	Rate	Rate
Consolidated Loan Closings:
Fixed Rate	$389.7	$820.8	$430.3	$398.0	5.48%	5.80%
Floating Rate	61.9	105.5	46.0	26.0	5.78%	3.34%
Unconsolidated Loan Closings:
Floating Rate	21.3	35.9	9.8	6.9	6.72%	5.49%

Totals	$472.9	$962.2	$486.1	$430.9	5.58%	5.51%

[1]	Original Loan Amount represents the principal balance outstanding at the time of the refinance.

[2]	Net Proceeds is after transaction costs and prepayment penalties.

[3]	Aimco Net Proceeds is after payment of distributions to minority partners and any release of escrow funds.
IV. Capitalization

	June 30, 2008		September 30, 2008		December 31, 2008
	Amount	Percent	Amount	Percent	Amount	Percent

Corporate debt	$620	6.0%	$480	4.8%	$400	5.2%

Property debt (Aimco’s share)	5,959	58.1%	5,606	55.9%	5,599	72.7%

Other borrowings	88	0.9%	82	0.8%	96	1.2%

Total debt	6,667	65.0%	6,168	61.5%	6,095	79.1%

Less cash and restricted cash (Aimco’s share)	(522)	-5.1%	(411)	-4.1%	(451)	-5.9%

Net debt	6,145	59.9%	5,757	57.4%	5,644	73.3%

Preferred equity	813	7.9%	786	7.8%	785	10.2%

Common equity at market [1]	3,303	32.2%	3,492	34.8%	1,272	16.5%

Total capitalization	$10,261	100.0%	$10,035	100.0%	$7,701	100.0%

[1]
Common equity at market at December 31, 2008, September 30, 2008 and June 30, 2008, was calculated using 110.116 million, 99.720 million and 96.976 million shares of Class A Common Stock and common partnership units outstanding multiplied by the closing price of $11.55, $35.02 and $34.06 per share/unit as of December 31, 2008, September 30, 2008 and June 30, 2008, respectively.

V. Credit Ratings

Moody’s Investor Service	Corporate Family Rating	Ba1 (stable outlook)
Standard and Poor’s	Corporate Credit Rating	BB+ (stable outlook)
Fitch	Bank Credit Facility	BBB- (negative outlook)

AIMCO 4th Quarter 2008	Page 10

Supplemental Schedule 6(a)
Same Store Operating Results
Fourth Quarter 2008 Compared to Fourth Quarter 2007
(unaudited) (in thousands, except site and unit data)

													Operating
			Effective	Revenue			Expenses			Net Operating Income			Margin	Occupancy		Rental Rates
	Properties	Units	Units	4Q 2008	4Q 2007	Growth	4Q 2008	4Q 2007	Growth	4Q 2008	4Q 2007	Growth	4Q 2008	4Q 2008	4Q 2007	4Q 2008	4Q 2007

Target Markets
Los Angeles	11	3,407	2,763	$15,287	$15,677	-2.5%	$4,987	$4,803	3.8%	$10,300	$10,874	-5.3%
Orange County	3	443	373	1,380	1,358	1.6%	402	443	-9.3%	978	915	6.9%
San Diego	4	1,622	1,552	5,754	5,484	4.9%	1,631	1,753	-7.0%	4,123	3,731	10.5%

Southern CA Total	18	5,472	4,688	22,421	22,519	-0.4%	7,020	6,999	0.3%	15,401	15,520	-0.8%	68.7%	94.9%	95.4%	$1,734	$1,742
East Bay	2	413	353	1,463	1,428	2.5%	464	580	-20.0%	999	848	17.8%
San Francisco	2	522	522	2,521	2,412	4.5%	927	945	-1.9%	1,594	1,467	8.7%

Northern CA Total	4	935	875	3,984	3,840	3.8%	1,391	1,525	-8.8%	2,593	2,315	12.0%	65.1%	95.9%	96.4%	1,441	1,398
Seattle	1	174	109	393	367	7.1%	135	138	-2.2%	258	229	12.7%

Pacific Total	23	6,581	5,672	26,798	26,726	0.3%	8,546	8,662	-1.3%	18,252	18,064	1.0%	68.1%	95.1%	95.6%	1,677	1,673

Suburban New York — New Jersey	6	2,312	1,877	6,421	6,200	3.6%	2,121	2,361	-10.2%	4,300	3,839	12.0%
Washington — NoVA — MD	14	6,014	5,960	21,322	21,184	0.7%	6,655	6,358	4.7%	14,667	14,826	-1.1%
Boston	11	4,147	4,147	14,960	14,598	2.5%	5,317	4,991	6.5%	9,643	9,607	0.4%
Philadelphia	5	2,057	1,789	7,872	7,640	3.0%	2,603	2,638	-1.3%	5,269	5,002	5.3%

Northeast Total	36	14,530	13,773	50,575	49,622	1.9%	16,696	16,348	2.1%	33,879	33,274	1.8%	67.0%	95.7%	96.1%	1,193	1,168

Miami	5	1,548	1,344	6,036	6,239	-3.3%	2,647	2,560	3.4%	3,389	3,679	-7.9%
Orlando	11	2,712	2,495	5,934	6,111	-2.9%	2,762	3,237	-14.7%	3,172	2,874	10.4%
Tampa	9	2,731	2,521	6,137	6,131	0.1%	2,722	2,967	-8.3%	3,415	3,164	7.9%
Other Florida	10	2,771	2,623	7,779	7,737	0.5%	3,145	3,294	-4.5%	4,634	4,443	4.3%

Florida Total	35	9,762	8,983	25,886	26,218	-1.3%	11,276	12,058	-6.5%	14,610	14,160	3.2%	56.4%	93.0%	92.5%	942	969

Houston	16	5,040	4,227	9,258	9,031	2.5%	4,228	4,568	-7.4%	5,030	4,463	12.7%
Denver	8	2,324	1,762	4,560	4,357	4.7%	1,660	1,675	-0.9%	2,900	2,682	8.1%
Phoenix	16	4,065	3,817	8,200	8,336	-1.6%	3,190	3,596	-11.3%	5,010	4,740	5.7%
Dallas — Fort Worth	7	1,762	1,426	3,266	3,075	6.2%	1,409	1,508	-6.6%	1,857	1,567	18.5%
Atlanta	4	803	697	1,927	1,915	0.6%	877	782	12.1%	1,050	1,133	-7.3%

Sunbelt Total	86	23,756	20,912	53,097	52,932	0.3%	22,640	24,187	-6.4%	30,457	28,745	6.0%	57.4%	94.3%	93.8%	802	805

Chicago	13	3,304	3,127	10,838	10,929	-0.8%	4,143	3,988	3.9%	6,695	6,941	-3.5%

Total Target Markets	158	48,171	43,484	141,308	140,209	0.8%	52,025	53,185	-2.2%	89,283	87,024	2.6%	63.2%	94.8%	94.9%	1,063	1,055

Opportunistic and Other Markets
Austin	4	1,143	1,143	2,589	2,468	4.9%	1,101	1,184	-7.0%	1,488	1,284	15.9%
Baltimore	5	1,180	993	3,313	3,181	4.1%	1,043	1,254	-16.8%	2,270	1,927	17.8%
Indianapolis	8	3,353	3,154	6,154	6,067	1.4%	2,548	2,604	-2.2%	3,606	3,463	4.1%
Nashville	5	1,504	1,231	3,212	3,204	0.2%	1,258	1,227	2.5%	1,954	1,977	-1.2%
Norfolk	6	1,629	1,452	4,020	3,809	5.5%	1,285	1,296	-0.8%	2,735	2,513	8.8%
Raleigh	5	1,233	954	2,052	2,000	2.6%	851	934	-8.9%	1,201	1,066	12.7%
Other Markets	36	13,505	12,646	31,922	31,730	0.6%	12,821	14,280	-10.2%	19,101	17,450	9.5%

Total Opportunistic and Other Markets	69	23,547	21,573	53,262	52,459	1.5%	20,907	22,779	-8.2%	32,355	29,680	9.0%	60.7%	94.7%	93.8%	778	772

SAME STORE SALES TOTALS	227	71,718	65,057	194,570	192,668	1.0%	72,932	75,964	-4.0%	121,638	116,704	4.2%	62.5%	94.7%	94.5%	$969	$963

Reconciliation to total rental and other property revenues and property operating expense per GAAP Income Statement [1]				146,561	137,753		78,893	78,616		67,668	59,137

Total rental and other property revenues and property operating expense per GAAP Income Statement				$341,131	$330,421		$151,825	$154,580		$189,306	$175,841

[1]
Includes: (i) minority partners’ share of consolidated less Aimco’s share of unconsolidated property revenues and property operating expenses (at current period ownership); (ii) property revenues and property operating expenses related to other consolidated entities; (iii) and elimination and other adjustments made in accordance with GAAP.

AIMCO 4th Quarter 2008	Page 11

Supplemental Schedule 6(b)
Same Store Operating Results
Fourth Quarter 2008 Compared to Third Quarter 2008
(unaudited) (in thousands, except site and unit data)

													Operating
			Effective	Revenue			Expenses			Net Operating Income			Margin	Occupancy		Rental Rates
	Properties	Units	Units	4Q 2008	3Q 2008	Growth	4Q 2008	3Q 3008	Growth	4Q 2008	3Q 3008	Growth	4Q 2008	4Q 2008	3Q 3008	4Q 2008	3Q 3008

Target Markets
Los Angeles	11	3,407	2,763	$15,287	$15,656	-2.4%	$4,987	$5,046	-1.2%	$10,300	$10,610	-2.9%
Orange County	3	443	373	1,380	1,403	-1.6%	402	464	-13.4%	978	939	4.2%
San Diego	4	1,622	1,552	5,754	5,732	0.4%	1,631	1,740	-6.3%	4,123	3,992	3.3%

Southern CA Total	18	5,472	4,688	22,421	22,791	-1.6%	7,020	7,250	-3.2%	15,401	15,541	-0.9%	68.7%	94.9%	96.2%	$1,734	$1,744
East Bay	2	413	353	1,463	1,457	0.4%	464	567	-18.2%	999	890	12.2%
San Francisco	2	522	522	2,521	2,523	-0.1%	927	899	3.1%	1,594	1,624	-1.8%

Northern CA Total	4	935	875	3,984	3,980	0.1%	1,391	1,466	-5.1%	2,593	2,514	3.1%	65.1%	95.9%	95.8%	1,441	1,442
Seattle	1	174	109	393	391	0.5%	135	137	-1.5%	258	254	1.6%

Pacific Total	23	6,581	5,672	26,798	27,162	-1.3%	8,546	8,853	-3.5%	18,252	18,309	-0.3%	68.1%	95.1%	96.2%	1,677	1,685

Suburban New York — New Jersey	6	2,312	1,877	6,421	6,466	-0.7%	2,121	2,184	-2.9%	4,300	4,282	0.4%
Washington — NoVA — MD	14	6,014	5,960	21,322	21,443	-0.6%	6,655	6,738	-1.2%	14,667	14,705	-0.3%
Boston	11	4,147	4,147	14,960	14,881	0.5%	5,317	4,979	6.8%	9,643	9,902	-2.6%
Philadelphia	5	2,057	1,789	7,872	7,913	-0.5%	2,603	2,651	-1.8%	5,269	5,262	0.1%

Northeast Total	36	14,530	13,773	50,575	50,703	-0.3%	16,696	16,552	0.9%	33,879	34,151	-0.8%	67.0%	95.7%	96.3%	1,193	1,191

Miami	5	1,548	1,344	6,036	6,158	-2.0%	2,647	2,607	1.5%	3,389	3,551	-4.6%
Orlando	11	2,712	2,495	5,934	6,100	-2.7%	2,762	2,812	-1.8%	3,172	3,288	-3.5%
Tampa	9	2,731	2,521	6,137	6,269	-2.1%	2,722	2,703	0.7%	3,415	3,566	-4.2%
Other Florida	10	2,771	2,623	7,779	7,896	-1.5%	3,145	3,413	-7.9%	4,634	4,483	3.4%

Florida Total	35	9,762	8,983	25,886	26,423	-2.0%	11,276	11,535	-2.2%	14,610	14,888	-1.9%	56.4%	93.0%	94.1%	942	950

Houston	16	5,040	4,227	9,258	9,013	2.7%	4,228	4,332	-2.4%	5,030	4,681	7.5%
Denver	8	2,324	1,762	4,560	4,517	1.0%	1,660	1,734	-4.3%	2,900	2,783	4.2%
Phoenix	16	4,065	3,817	8,200	8,423	-2.6%	3,190	3,668	-13.0%	5,010	4,755	5.4%
Dallas — Fort Worth	7	1,762	1,426	3,266	3,225	1.3%	1,409	1,621	-13.1%	1,857	1,604	15.8%
Atlanta	4	803	697	1,927	1,956	-1.5%	877	927	-5.4%	1,050	1,029	2.0%

Sunbelt Total	86	23,756	20,912	53,097	53,557	-0.9%	22,640	23,817	-4.9%	30,457	29,740	2.4%	57.4%	94.3%	94.7%	802	805

Chicago	13	3,304	3,127	10,838	10,775	0.6%	4,143	4,474	-7.4%	6,695	6,301	6.3%

Total Target Markets	158	48,171	43,484	141,308	142,197	-0.6%	52,025	53,696	-3.1%	89,283	88,501	0.9%	63.2%	94.8%	95.3%	1,063	1,065

Opportunistic and Other Markets
Austin	4	1,143	1,143	2,589	2,600	-0.4%	1,101	1,148	-4.1%	1,488	1,452	2.5%
Baltimore	5	1,180	993	3,313	3,151	5.1%	1,043	1,284	-18.8%	2,270	1,867	21.6%
Indianapolis	8	3,353	3,154	6,154	6,089	1.1%	2,548	2,948	-13.6%	3,606	3,141	14.8%
Nashville	5	1,504	1,231	3,212	3,280	-2.1%	1,258	1,308	-3.8%	1,954	1,972	-0.9%
Norfolk	6	1,629	1,452	4,020	4,083	-1.5%	1,285	1,452	-11.5%	2,735	2,631	4.0%
Raleigh	5	1,233	954	2,052	2,084	-1.5%	851	945	-9.9%	1,201	1,139	5.4%
Other Markets	36	13,505	12,646	31,922	31,868	0.2%	12,821	13,605	-5.8%	19,101	18,263	4.6%

Total Opportunistic and Other Markets	69	23,547	21,573	53,262	53,155	0.2%	20,907	22,690	-7.9%	32,355	30,465	6.2%	60.7%	94.7%	94.6%	778	779

SAME STORE SALES TOTALS	227	71,718	65,057	194,570	195,352	-0.4%	72,932	76,386	-4.5%	121,638	118,966	2.2%	62.5%	94.7%	95.1%	$969	$972

Reconciliation to total rental and other property revenues and property operating expense per GAAP Income Statement [1]				146,561	145,747		78,893	85,009		67,668	60,738

Total rental and other property revenues and property operating expense per GAAP Income Statement				$341,131	$341,099		$151,825	$161,395		$189,306	$179,704

[1]
Includes: (i) minority partners’ share of consolidated less Aimco’s share of unconsolidated property revenues and property operating expenses (at current period ownership); (ii) property revenues and property operating expenses related to other consolidated entities; (iii) and elimination and other adjustments made in accordance with GAAP.

AIMCO 4th Quarter 2008	Page 12

Supplemental Schedule 6(c)
Same Store Operating Results
Year Ended December 31, 2008 Compared to Year Ended December 31, 2007
(unaudited) (in thousands, except site and unit data)

													Operating
			Effective	Revenue			Expenses			Net Operating Income			Margin	Occupancy		Rental Rates
	Properties	Units	Units	2008	2007	Growth	2008	2007	Growth	2008	2007	Growth	2008	2008	2007	2008	2007

Target Markets
Los Angeles	11	3,407	2,763	$62,389	$61,702	1.1%	$19,820	$18,862	5.1%	$42,569	$42,840	-0.6%
Orange County	3	443	373	5,585	5,333	4.7%	1,813	1,664	9.0%	3,772	3,669	2.8%
San Diego	4	1,622	1,552	22,640	21,390	5.8%	6,682	6,717	-0.5%	15,958	14,673	8.8%

Southern CA Total	18	5,472	4,688	90,614	88,425	2.5%	28,315	27,243	3.9%	62,299	61,182	1.8%	68.8%	95.7%	95.4%	$1,741	$1,716
East Bay	2	413	353	5,855	5,569	5.1%	2,264	2,169	4.4%	3,591	3,400	5.6%
San Francisco	2	522	522	10,009	9,174	9.1%	3,461	3,241	6.8%	6,548	5,933	10.4%

Northern CA Total	4	935	875	15,864	14,743	7.6%	5,725	5,410	5.8%	10,139	9,333	8.6%	63.9%	96.5%	96.2%	1,432	1,349
Seattle	1	174	109	1,535	1,370	12.0%	510	520	-1.9%	1,025	850	20.6%

Pacific Total	23	6,581	5,672	108,013	104,538	3.3%	34,550	33,173	4.2%	73,463	71,365	2.9%	68.0%	95.9%	95.6%	1,680	1,644

Suburban New York — New Jersey	5	1,960	1,525	20,821	19,713	5.6%	6,545	6,848	-4.4%	14,276	12,865	11.0%
Washington — NoVA — MD	14	6,014	5,960	85,439	83,529	2.3%	27,092	26,199	3.4%	58,347	57,330	1.8%
Boston	11	4,147	4,147	59,448	58,636	1.4%	21,255	20,817	2.1%	38,193	37,819	1.0%
Philadelphia	5	2,057	1,789	31,436	30,176	4.2%	10,851	10,672	1.7%	20,585	19,504	5.5%

Northeast Total	35	14,178	13,421	197,144	192,054	2.7%	65,743	64,536	1.9%	131,401	127,518	3.0%	66.7%	96.2%	96.3%	1,187	1,157

Miami	5	1,548	1,344	24,521	24,632	-0.5%	10,399	9,838	5.7%	14,122	14,794	-4.5%
Orlando	11	2,712	2,495	24,169	24,918	-3.0%	11,230	11,539	-2.7%	12,939	13,379	-3.3%
Tampa	8	2,383	2,173	21,364	21,185	0.8%	9,256	9,453	-2.1%	12,108	11,732	3.2%
Other Florida	9	2,627	2,479	29,527	29,729	-0.7%	12,477	11,925	4.6%	17,050	17,804	-4.2%

Florida Total	33	9,270	8,491	99,581	100,464	-0.9%	43,362	42,755	1.4%	56,219	57,709	-2.6%	56.5%	93.3%	92.8%	959	978

Houston	16	5,040	4,227	36,195	34,831	3.9%	17,108	17,493	-2.2%	19,087	17,338	10.1%
Denver	8	2,324	1,762	17,982	17,049	5.5%	6,691	6,723	-0.5%	11,291	10,326	9.3%
Phoenix	16	4,065	3,817	33,097	32,501	1.8%	14,058	14,666	-4.1%	19,039	17,835	6.8%
Dallas — Fort Worth	7	1,762	1,426	12,761	12,148	5.0%	6,112	5,882	3.9%	6,649	6,266	6.1%
Atlanta	4	803	697	7,722	7,525	2.6%	3,466	3,416	1.5%	4,256	4,109	3.6%

Sunbelt Total	84	23,264	20,420	207,338	204,518	1.4%	90,797	90,935	-0.2%	116,541	113,583	2.6%	56.2%	94.5%	93.8%	803	801

Chicago	12	3,064	2,887	39,413	38,384	2.7%	15,541	15,982	-2.8%	23,872	22,402	6.6%

Total Target Markets	154	47,087	42,400	551,908	539,494	2.3%	206,631	204,626	1.0%	345,277	334,868	3.1%	62.6%	95.2%	94.9%	1,062	1,045

Opportunistic and Other Markets
Austin	4	1,143	1,143	10,146	9,786	3.7%	4,538	4,639	-2.2%	5,608	5,147	9.0%
Baltimore	4	1,084	897	11,947	11,726	1.9%	4,361	4,551	-4.2%	7,586	7,175	5.7%
Indianapolis	8	3,353	3,154	24,321	23,745	2.4%	11,254	10,800	4.2%	13,067	12,945	0.9%
Nashville	5	1,504	1,231	13,015	12,581	3.4%	5,113	5,133	-0.4%	7,902	7,448	6.1%
Norfolk	6	1,629	1,452	16,031	15,592	2.8%	5,485	5,484	0.0%	10,546	10,108	4.3%
Raleigh	5	1,233	954	8,195	7,933	3.3%	3,594	3,673	-2.2%	4,601	4,260	8.0%
Other Markets	34	13,012	12,214	121,184	120,391	0.7%	51,914	54,331	-4.4%	69,270	66,060	4.9%

Total Opportunistic and Other Markets	66	22,958	21,045	204,839	201,754	1.5%	86,259	88,611	-2.7%	118,580	113,143	4.8%	57.9%	94.5%	94.2%	772	761

SAME STORE SALES TOTALS	220	70,045	63,445	756,747	741,248	2.1%	292,890	293,237	-0.1%	463,857	448,011	3.5%	61.3%	95.0%	94.7%	$968	$952

Reconciliation to total rental and other property revenues and property operating expense per GAAP Income Statement [1]				594,203	554,894		333,111	303,665		261,092	251,229

Total rental and other property revenues and property operating expense per GAAP Income Statement				$1,350,950	$1,296,142		$626,001	$596,902		$724,949	$699,240

[1]
Includes: (i) minority partners’ share of consolidated less Aimco’s share of unconsolidated property revenues and property operating expenses (at current period ownership); (ii) property revenues and property operating expenses related to other consolidated entities; (iii) and elimination and other adjustments made in accordance with GAAP.

AIMCO 4th Quarter 2008	Page 13

Supplemental Schedule 7
Total Conventional Portfolio Data by Market
(unaudited)

	Quarter Ended December 31, 2008
	Properties	Units	Effective Units	% AIV NOI	Average Rent
Target Markets
Los Angeles	16	4,261	3,618	9.0%	$2,162
Orange County	4	1,213	1,143	1.8%	1,573
San Diego	6	2,144	2,074	3.4%	1,225

Southern CA Total	26	7,618	6,835	14.2%	1,806
East Bay	2	413	353	0.6%	1,271
San Francisco	6	773	773	1.3%	1,534
San Jose	1	224	224	0.4%	1,639

Northern CA Total	9	1,410	1,350	2.3%	1,471

Seattle	3	413	309	0.5%	1,175

Pacific Total	38	9,441	8,494	17.0%	1,727

Manhattan	23	1,222	1,220	3.9%	2,511
Suburban New York — New Jersey	7	3,147	2,712	3.7%	1,095

New York Total	30	4,369	3,932	7.6%	1,499
Washington — NoVA — MD	16	7,412	6,989	10.8%	1,201
Boston	12	4,251	4,251	6.1%	1,202
Philadelphia	7	3,885	3,538	5.2%	1,270

Northeast Total	65	19,917	18,710	29.7%	1,280

Miami	6	2,674	2,448	4.8%	1,645
Other Florida Markets	37	11,257	10,265	8.9%	848

Florida Total	43	13,931	12,713	13.7%	1,004

Houston	17	5,232	4,419	3.1%	683
Denver	8	2,324	1,762	1.8%	752
Phoenix	20	5,164	4,804	3.7%	691
Dallas — Fort Worth	7	1,762	1,425	1.2%	724
Atlanta	8	1,795	1,435	1.3%	915

Sunbelt Total	103	30,208	26,558	24.8%	854

Chicago	19	5,555	5,157	6.2%	1,117

Total Target Markets	225	65,121	58,919	77.7%	1,134
Opportunistic and other markets [1]	83	26,288	23,895	22.3%	781

Grand Total	308	91,409	82,814	100.0%	$1,032

	Quarter Ended December 31, 2007
	Properties	Units	Effective Units	% AIV NOI	Average Rent
Target Markets
Los Angeles	16	4,262	3,611	9.1%	$2,142
Orange County	4	1,213	1,143	1.5%	1,495
San Diego	6	2,144	2,074	2.6%	1,186

Southern CA Total	26	7,619	6,828	13.2%	1,771
East Bay	3	693	633	0.7%	1,131
San Francisco	6	773	773	1.1%	1,479

Northern CA Total	9	1,466	1,406	1.8%	1,315

Seattle	4	468	283	0.2%	932

Pacific Total	39	9,553	8,517	15.2%	1,662

Manhattan	23	1,223	1,222	3.2%	2,524
Suburban New York — New Jersey	7	3,147	2,712	2.7%	1,071

New York Total	30	4,370	3,934	5.9%	1,491
Washington — NoVA — MD	19	9,066	8,642	10.7%	1,123
Boston	11	4,147	4,147	4.9%	1,175
Philadelphia	9	4,432	4,084	4.9%	1,213

Northeast Total	69	22,015	20,807	26.4%	1,223

Miami	6	2,674	2,392	4.6%	1,724
Other Florida Markets	47	13,615	11,969	7.9%	849

Florida Total	53	16,289	14,361	12.5%	995

Houston	30	8,008	6,670	3.6%	650
Denver	12	2,878	2,282	1.7%	721
Phoenix	20	5,164	4,804	2.9%	689
Dallas — Fort Worth	16	3,710	3,254	1.7%	652
Atlanta	13	3,505	2,808	1.8%	801

Sunbelt Total	144	39,554	34,179	24.2%	814

Chicago	22	6,344	5,592	5.9%	1,038

Total Target Markets	274	77,466	69,095	71.7%	1,054
Opportunistic and other markets [1]	164	47,528	41,422	28.3%	731

Grand Total	438	124,994	110,517	100.0%	$931

[1]
For the quarters ended December 31, 2008 and 2007, Aimco’s conventional portfolio included assets in 20 and 26 markets, respectively, in which Aimco invests on an opportunistic basis or that Aimco intends to exit.

AIMCO 4th Quarter 2008	Page 14

Supplemental Schedule 8
Property Acquisition and Sales Activity
(unaudited)
FOURTH QUARTER 2008 PROPERTY ACQUISITION ACTIVITY (dollars in millions, except average rent)

		Number	Number	Gross
	Ownership	of	of	Purchase	Property	Average
	Percent	Properties	Units	Price	Debt	Rent

Conventional	100%	1	142	$36.5	$4.0	$1,284
YEAR-TO-DATE 2008 PROPERTY ACQUISITION ACTIVITY (dollars in millions, except average rent)

		Number	Number	Gross
	Ownership	of	of	Purchase	Property	Average
	Percent	Properties	Units	Price	Debt	Rent

Conventional [1]	100%	3	470	$111.5	$39.0	$1,497

[1]	The properties acquired are located in San Jose, CA, Brighton, MA and Seattle, WA.
FOURTH QUARTER 2008 PROPERTY SALES ACTIVITY (dollars in millions, except average rent) [1]

	Number	Number					Aimco	Aimco
	of	of	Gross	FCF [2]	Property	Net Sales [3]	Gross	Net	Average
	Properties	Units	Proceeds	Yield	Debt	Proceeds	Proceeds	Proceeds	Rent

Conventional [5]	49	11,952	$625.9	6.7%	$304.4	$256.7	$556.0	$235.6	$697

Affordable [4]	16	1,917	181.6	4.7%	76.9	89.9	99.2	62.8	1,172

Total Dispositions	65	13,869	$807.5	6.2%	$381.3	$346.6	$655.2	$298.4	$762

YEAR-TO-DATE 2008 PROPERTY SALES ACTIVITY (dollars in millions, except average rent) [1]

	Number	Number					Aimco	Aimco
	of	of	Gross	FCF [2]	Property	Net Sales [3]	Gross	Net	Average
	Properties	Units	Proceeds	Yield	Debt	Proceeds	Proceeds	Proceeds	Rent

Conventional	130	34,523	$2,156.5	6.0%	$964.6	$1,002.4	$1,851.8	$852.2	$734

Affordable [4]	25	3,568	424.4	4.4%	157.1	234.1	264.9	169.8	1,303

Total Dispositions	155	38,091	$2,580.9	5.8%	$1,121.7	$1,236.5	$2,116.7	$1,022.0	$788

[1]	Fourth quarter and year-to-date property sales activity does not include land and commercial sales with total Aimco net proceeds of $0.6 million and $2.8 million, respectively.

[2]
Free Cash Flow (FCF) includes a $500 per unit deduction for capital replacements and is before debt service. FCF Yield is calculated as the FCF earned by the properties during the 12 months prior to their sale divided by the sales price, excluding transaction costs and prepayment penalties.

[3]	Net Sales Proceeds are after repayment of existing debt, net working capital settlements, payment of transaction costs and prepayment penalties.

[4]
Fourth quarter and year-to-date property sales include four and six unconsolidated properties consisting of 309 and 980 units, which generated Aimco gross proceeds totaling $1.9 million and $120.9 million, and net proceeds totaling $2.5 million and $95.1 million, respectively.

[5]	The following table presents selected market information regarding the conventional dispositions during the fourth quarter 2008:

Market	Properties	Units
Target Markets:
Atlanta	2	490
Dallas — Fort Worth	2	328
Houston	3	566
Other Florida Markets	5	1,118
Philadelphia	2	532
Seattle	1	70

Total Target Markets	15	3,104
Opportunistic and Other Markets:
Austin	3	354
Charleston, SC [6]	3	680
Cincinnati	2	631
Columbus [6]	6	1,296
Indianapolis	2	1,565
Raleigh	2	784
San Antonio	7	1,501
Other Markets	9	2,037

Total Opportunistic and Other Markets	34	8,848

Total Conventional Dispositions	49	11,952

[6]	During the fourth quarter 2008, Aimco exited the Charleston, SC and Columbus markets.

AIMCO 4th Quarter 2008	Page 15

Supplemental Schedule 9
Capital Expenditures
Year Ended December 31, 2008
(in thousands, except per unit data)
(unaudited)
All capital spending is classified as either Capital Replacements (“CR”), Capital Improvements (“CI”), casualties, redevelopment or entitlement. Non-redevelopment and non-casualty capitalizable expenditures are apportioned between CR and CI based on the useful life of the capital item under consideration and the period Aimco has owned the property (i.e., the portion that was consumed during Aimco’s ownership of the item represents CR; the portion of the item that was consumed prior to Aimco’s ownership represents CI). See the Glossary for further descriptions.
The table below details Aimco’s share of actual spending, on both consolidated and unconsolidated real estate partnerships, for Capital Replacements, Capital Improvements, casualties, redevelopment and entitlement for the year ended December 31, 2008. Per unit numbers are based on approximately 126,834 average units, including 109,956 conventional and 16,879 affordable units. Average units are weighted for the period and represent Effective Units excluding non-managed units. [1]

	Aimco’s Share of	Per Effective
	Expenditures	Unit
Capital Replacements Detail:
Building and grounds	$40,516	$319
Turnover related	45,724	361
Capitalized site payroll and indirect costs	15,128	119

Total Aimco’s share of Capital Replacements	$101,368	$799

Capital Replacements:
Conventional	$94,574	$860
Affordable	6,794	$403

Total Aimco’s share of Capital Replacements	101,368	$799

Capital Improvements:
Conventional	113,870	$1,036
Affordable	11,016	$653

Total Aimco’s share of Capital Improvements	124,886	$985

Casualties:
Conventional	21,228
Affordable	1,615

Total Aimco’s share of Casualties [2]	22,843

Redevelopment (see Schedule 10) [3]:
Conventional projects	226,307
Tax Credit projects	113,945

Total Aimco’s share of Redevelopment	340,252

Entitlement [4]	24,156

Total Aimco’s share of capital expenditures	613,505

Plus minority partners’ share of consolidated spending	52,504
Less Aimco’s share of unconsolidated spending	(776)

Capital expenditures per consolidated statement of cash flows	$665,233

[1]	Average units calculated pro rata for the period based on acquisition and disposition timing.

[2]
A portion of expenditures related to casualty losses is reimbursed through insurance. Casualties for the year ended December 31, 2008, reflects the portion of the anticipated spending related to Tropical Storm Fay and Hurricane Ike incurred as of December 31, 2008.

[3]
Redevelopment expenditures for conventional and tax credit projects may include costs related to pre-construction or other activities on projects other than those included as active on Schedule 10. Therefore the total costs presented on this schedule may exceed those included as AIV share on Schedule 10.

[4]
Entitlement projects consist primarily of Lincoln Place (CA) and Pacific Bay Vistas (formerly Treetops) (CA), which are predominantly vacant and have December 31, 2008 net book values of approximately $120.0 million and $30.7 million, respectively, after impairment losses of $85.4 million and $5.7 million, respectively, recognized during the fourth quarter 2008.

AIMCO 4th Quarter 2008	Page 16

Supplemental Schedule 10
Summary of Redevelopment Activity
Year Ended December 31, 2008
(dollars in millions)
(unaudited)

				Actual Expenditures
					Year Ended
	Number of	Number of	Total Estimated	Inception to	December 31, 2008
	Properties	Units	Expenditures	Date	Actual Amount	Aimco’s Share
CONVENTIONAL REDEVELOPMENT PROJECTS
Active redevelopment projects at December 31, 2007	48	19,441	$756.3	$635.5	$236.8	$217.0
New redevelopment projects started during period	2	636	8.9	5.8	5.8	5.8
Changes in project scope and estimated costs			(11.0)[1]

Redevelopment expenditures during period	50	20,077	754.2	641.3	242.6	222.8

Projects completed during period	(13)	(6,524)	(159.4)	(159.4)

Active redevelopment projects at December 31, 2008 [2]	37	13,553	594.8	481.9

TAX CREDIT REDEVELOPMENT PROJECTS
Active redevelopment projects at December 31, 2007	11	1,715	$113.0	$112.9	$62.6	$62.6
New redevelopment projects started during period	14	1,716	91.7	54.8	54.8	50.3
Changes in estimated costs			14.4

Redevelopment expenditures during period	25	3,431	219.1	167.7	117.4	112.9

Projects completed during period	(21)	(2,903)	(180.3)	(150.6)

Active redevelopment projects at December 31, 2008	4	528	38.8	17.1

TOTAL ACTIVE REDEVELOPMENT PROJECTS	41	14,081	$633.6	$499.0

YEAR-TO-DATE REDEVELOPMENT EXPENDITURES					$360.0	$335.7

[1]	During the fourth quarter 2008, Aimco elected not to complete a portion of a previously planned project, resulting in an $85.0 million reduction in estimated costs.

[2]	Targeted return on investment in Conventional Redevelopment projects is 7.5% — 8.5%.

AIMCO 4th Quarter 2008	Page 17

Supplemental Schedule 11
Aimco Capital
(in thousands, unaudited)
Investment Management Income

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Current asset management fees [1]	$1,006	$852	$4,074	$2,651
Deferred asset management fees [2]	2,401	8,912	3,075	11,924
Promotes	(1,369)	6,603	47,210	16,549
Other GP transactional fees	5,684	1,549	14,087	4,842

Total asset management revenues	7,722	17,916	68,446	35,966

Tax credit syndication fees [3]	1,935	9,286	3,360	13,833
Deferred tax credit income [4]	7,785	6,999	29,419	23,956

Total tax credit revenues	9,720	16,285	32,779	37,789

Total asset management and tax credit revenues	17,442	34,201	101,225	73,755

Accretion on discounted notes receivable [5]	(186)	2,053	(1,194)	6,490
Flamingo option termination fees	—	—	—	6,000
Land gains	—	987	1,669	987
Other portfolio management income [6]	718	1,571	6,288	5,745

Total portfolio management income	532	4,611	6,763	19,222

Total investment management revenues	17,974	38,812	107,988	92,977

Investment management expenses	(5,530)	(4,714)	(21,389)	(20,514)

Net investment management income (pre-tax)	12,444	34,098	86,599	72,463
Income taxes [7]	(3,630)	(4,630)	(9,416)	(11,910)

Net investment management income (after tax)	$8,814	$29,468	$77,183	$60,553

Summary of Projected Tax Credit Income

	Year Ending December 31,
	2009	2010	2011	2012	2013	Thereafter	Total

Amortization of deferred income [8]	$33,777	$29,739	$29,114	$29,121	$27,709	$95,339	$244,799
Income taxes [9]	(13,173)	(11,598)	(11,354)	(11,357)	(10,807)	(37,182)	(95,471)

Projected income, net of tax	$20,604	$18,141	$17,760	$17,764	$16,902	$58,157	$149,328

[1]	Current asset management fees represent income earned in exchange for asset management services provided to third parties.

[2]
Deferred asset management fees represent asset management fees earned in prior periods, the collectibility of which was deemed uncertain, and such fees were therefore deferred. Fees are recognized in income when collectibility is probable and reasonably estimable as a result of a completed or pending transaction which generates a reliable source of payment.

[3]	Aimco receives a fee for the syndication of tax credit partnerships which is earned and paid upon completion of the syndication.

[4]
Aimco earns tax credit income in connection with the transfer of tax credits to tax credit investors, a significant portion of which is paid simultaneously with the completion of the syndication. The balance is generally paid within 12 to 24 months. Tax credit income is recognized as tax credits are delivered to the investors, generally over a period of ten years. See Summary of Projected Tax Credit Income.

[5]
Aimco holds certain loans extended by predecessors whose positions we generally acquired at a discount. Interest income on these discounted notes is recognized at such time when the collectibility of the income is probable and reasonably estimable as a result of a completed or pending transaction which generates a reliable source of repayment. Accretion on discounted notes receivable is included in interest income in Aimco’s consolidated statements of income. During the year ended December 31, 2008, Aimco revised its estimate of the timing and amount of payment on certain discounted notes and as a result recorded adjustments totaling $5.1 million to accretion income.

[6]
Other portfolio management income during 2008 and 2007 includes interest income received under total rate of return swaps, which is included in interest expense in Aimco’s consolidated statements of income. During 2007, other portfolio management income also includes consideration received in exchange for the transfer of certain property rights, which is included in other (income) expenses, net in Aimco’s consolidated statements of income during 2007.

[7]
Investment management income is earned in part by Aimco’s taxable REIT subsidiaries. The effective tax rate varies from period to period based on the portion of total income earned by taxable REIT subsidiaries. Quarterly and year-to-date income taxes are recalculated each period.

[8]
Amortization of deferred income represents the periodic recognition of deferred revenue and costs relating to Aimco’s existing tax credit arrangements. Deferred income is recognized as the related low income housing tax credits and other tax benefits are delivered to tax credit investors. Deferred revenue reflects cash received but not yet recognized as revenue, and cash expected to be received from investors in the future under conditional capital contribution commitments. The amounts to be received in the future are subject to adjustment based on the amounts of tax benefits actually delivered to investors and Aimco’s compliance with applicable regulations and other conditions. Deferred costs reflect costs incurred in structuring these arrangements. The timing of income recognition is subject to change based on the timing of delivery of tax benefits, which timing may be affected by factors related to the development, operations and financing of the related properties.

[9]	An effective income tax rate of 39% is assumed. For GAAP and FFO purposes, income taxes are recognized concurrent with the amortization of deferred income.

AIMCO 4th Quarter 2008	Page 18

Supplemental Schedule 12
Apartment Unit Summary
As of December 31, 2008
(unaudited)

	Number of	Number of	Effective	Average
	Properties	Units	Units	Ownership
Conventional Real Estate Portfolio:
Wholly-owned consolidated properties	213	63,024	63,024	100%
Partially-owned consolidated properties	95	29,688	21,368	72%
Partially-owned unconsolidated properties	2	732	264	36%

Total	310	93,444	84,656	91%

Affordable Real Estate Portfolio:
Wholly-owned consolidated properties	88	12,193	12,193	100%
Partially-owned consolidated properties	118	12,814	3,890	30%
Partially-owned unconsolidated properties	83	8,881	1,596	18%

Total	289	33,888	17,679	52%

Total Owned Real Estate Portfolio:
Wholly-owned consolidated properties	301	75,217	75,217	100%
Partially-owned consolidated properties	213	42,502	25,258	59%
Partially-owned unconsolidated properties	85	9,613	1,860	19%

Total	599	127,332	102,335	80%

Management Contracts:
Property-managed for third parties	34	3,252
Asset-managed	359	32,223

Total	393	35,475

Total Portfolio	992	162,807

AIMCO 4th Quarter 2008	Page 19

GLOSSARY OF NON-GAAP FINANCIAL AND OPERATING MEASURES: Financial and operating measures found in the Earnings Release and Supplemental Information include certain financial measures used by Aimco management that are not calculated in accordance with generally accepted accounting principles, or GAAP. These measures are defined below and, where appropriate, reconciled on the accompanying Supplemental Schedules to the most comparable GAAP measures.
ACQUISITION PROPERTIES: Properties that have not reached a stabilized level of occupancy during both the current and comparable prior year period.
ADJUSTED FUNDS FROM OPERATIONS (AFFO): AFFO is FFO (diluted) less Capital Replacement expenditures, plus non-cash charges for preferred stock redemption related costs and operating real estate impairment losses, all of which are adjusted for the Aimco Operating Partnership’s share. Similar to FFO, AFFO is helpful to investors in understanding Aimco’s performance because it captures features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciating assets such as machinery, computers or other personal property. Please see Supplemental Schedule 1 for AFFO data reconciled to net income (loss) attributable to common stockholders as determined in accordance with GAAP. There can be no assurance that Aimco’s method for computing AFFO is comparable with that of other real estate investment trusts.
AFFORDABLE PROPERTIES: Affordable properties benefit from government programs designed to pay rental income on behalf of people with low or moderate incomes and includes properties that were owned for all periods presented.
CAPITAL IMPROVEMENTS (CI): CI expenditures include all non-redevelopment capital expenditures that are made to enhance the value, profitability or useful life of an asset from its original purchase condition.
CAPITAL REPLACEMENTS (CR): CR expenditures do not increase the value, profitability or useful life of an asset from its original purchase condition. They represent the share of expenditures that are deemed to replace the consumed portion of acquired capital assets. CR expenditures are deducted in the calculation of AFFO. Please refer to Supplemental Schedule 9 for further detail.
CASUALTY CAPITAL EXPENDITURES: Casualty capital expenditures represent capitalized costs incurred in connection with casualty losses and are associated with the restoration of the asset. A portion of the restoration costs is reimbursed by insurance carriers based on deductibles associated with each loss.
EFFECTIVE UNITS: Unit count at 100% ownership multiplied by Aimco’s ownership share.
FUNDS FROM OPERATIONS (FFO): FFO is a commonly used measure of REIT performance defined by the National Association of Real Estate Investment Trusts (NAREIT) as net income, computed in accordance with GAAP, excluding gains from sales of depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Aimco computes FFO for all periods presented in accordance with the guidance set forth by NAREIT’s April 1, 2002 White Paper. Aimco calculates FFO (diluted) by subtracting preferred stock redemption related redemption related costs and dividends on preferred stock and adding back dividends/distributions on dilutive preferred securities. FFO is helpful to investors in understanding Aimco’s performance because it captures features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciating assets such as machinery, computers or other personal property. There can be no assurance that Aimco’s method for computing FFO is comparable with that of other real estate investment trusts. Please see Supplemental Schedule 1 for FFO data reconciled to net income (loss) attributable to common stockholders as determined in accordance with GAAP.
OTHER EXPENSES, NET: Other expenses, net includes franchise taxes, risk management activities related to our unconsolidated partnerships, certain other corporate expenses and partnership expenses (partnership level expenses incurred directly or indirectly for services such as audit, tax and legal).
OTHER PROPERTIES: Conventional properties that have significant rent control restrictions, university housing properties that have been owned for more than one year and properties that are not multi-family such as commercial properties or fitness facilities.
REDEVELOPMENT PROPERTIES: Properties where (1) a substantial number of available units have been vacated for major renovations or have not been stabilized in occupancy for at least one year as of the earliest period presented, or (2) other significant renovation, such as exteriors, common areas or unit improvements (done upon lease expirations), is underway or has been complete for less than one year, as of the earliest period presented. In both cases the properties have been removed from the Same Store portfolio.
SAME STORE: Same Store is used commonly to describe Conventional properties managed by Aimco, in which Aimco’s ownership exceeds 10% and that have reached a stabilized level of occupancy during both the current and comparable prior year period. Properties classified as held for sale are not included in Same Store. These results measure operating performance without variations caused by investment transactions. Aimco provides data for consolidated Same Store properties as well as its proportionate share of consolidated and unconsolidated Same Store properties. To ensure comparability, the information for all periods shown is based on current period ownership. Please see Supplemental Schedules 6a through 6c for Same Store data reconciled to rental and other property revenues and property operating expense as determined in accordance with GAAP.

AIMCO 4th Quarter 2008	Page 20